Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274606

PROSPECTUS

KINDLY MD, INC.

1,712,057 Shares of Common Stock

The selling stockholders plan to sell an aggregate of up to 1,712,057 shares of common stock.

The selling stockholders must sell their shares at a fixed price per share of $5.50, which is the per share price of the shares being offered in our initial public offering, until such time as our shares are listed on a national securities exchange. Thereafter, the shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices. By separate prospectus (the “IPO Prospectus”), we have registered an aggregate of 1,272,727 shares of our common stock which we are offering for sale to the public through our underwriters, excluding any shares issuable upon the underwriters’ over-allotment option.

We have applied to have our common stock listed on The Nasdaq Capital Market under the symbol “KDLY” which listing is a condition to this offering.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

We are an “emerging growth company” under the federal securities laws and have elected to be subject to reduced public company reporting requirements. An investment in our common stock may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of your investment. See “Risk Factors” beginning on page 11 to read about the risks you should consider before buying shares of our common stock. An investment in our common stock is not suitable for all investors.

Sales of the shares of our common stock registered in this prospectus and the IPO Prospectus will result in two offerings taking place concurrently which might affect price, demand, and liquidity of our common stock.

You should rely only on the information contained in this prospectus and any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 13, 2024

EXPLANATORY NOTE

Concurrent with this offering, the Company is registering shares of common stock in connection with an initial public offering of 1,272,727 shares of our common stock through the underwriters (excluding 190,909 shares which may be sold upon exercise of the underwriters’ over-allotment option). Sales by stockholders that purchased shares in our common stock from the initial public offering may reduce the price of our common stock, demand for our shares and, as a result, the liquidity of your investment.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our combined financial statements and the related notes thereto that are included elsewhere in this prospectus, before making an investment decision. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “KindlyMD,” the “Company,” “we,” “us,” “Kindly,” and “our” refer to Kindly MD, Inc., and its subsidiaries.

Overview

Kindly MD, Inc. (“We”, “Us”, “Company”, KindlyMD” or “Kindly”) is a Utah company formed in 2019. KindlyMD is a healthcare data company, focused on holistic pain management and reducing the impact of the opioid epidemic. KindlyMD offers direct health care to patients integrating prescription medicine and behavioral health services to reduce opioid use in the chronic pain patient population. Kindly believes these methods will help prevent and reduce addiction and dependency on opiates. Our specialty outpatient clinical services are offered on a fee-for-service basis. The Company offers evaluation and management, including, but not limited to chronic pain, functional medicine, cognitive behavioral therapy, trauma and addiction therapy, recovery support services, overdose education efforts, peer support, limited urgent care, preventative medicine, medically managed weight loss, and hormone therapy. Through its focus on an embedded model of prescriber and therapist teams, KindlyMD develops patient-specific care programs with a specific mission to reduce opioid use in the patient population while successfully treating patients with effective and evidence-based non-opioid alternatives in close conjunction with behavioral therapy.

Beyond its treatment of patients, KindlyMD collects data focused on why and how patients turn to alternative treatments to reduce prescription medication use and addiction. The Company captures all relevant datapoints to assist and appropriately treat each individual patient. This also results in valuable data for the Company and the Company’s investors. We strive to become a source for evidence-based guidelines, data, treatment models, and education in the fight against the opioid crisis in America.

Business Revenue Streams

We currently earn revenue through (i) patient care services related to medical evaluation and treatment and (ii) product retail sales. Our forecasted plan is to operate across various revenue streams: (i) medical evaluation and treatment visits reimbursed by Medicare, Medicaid, and commercial insurance payers as well as self-pay services, (ii) data collection and research, (iii) education partnerships, (iv) service affiliate agreements, and (v) retail sales.

Further information about our revenue streams can be found in the “Business” section on page 32.

Market Opportunity

In the Utah market alone, KindlyMD has a unique opportunity for growth based on service line expansion into pain medicine management. Demand for both opioid and non-opioid pain treatment continues to increase due to the growing geriatric population, safe and effective access to non-opioid drugs, and increased prevalence of diagnoses such as osteoarthritis and migraines. Rising demand for surgeries, increasing awareness, availability of treatment options, and the willingness to seek treatment are expected to complement the growth of the population of patients seeking treatment for pain and/or chronic pain medication use. KindlyMD, already a large market share player in the Utah non-opioid treatment space, hopes to expand its reach with the inclusion of opioid medication management and behavioral therapy services.

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Furthermore, the behavioral therapy industry is slated to grow with the integration of addiction and trauma based cognitive behavioral therapy (CBT) and inclusion of Ketamine and other infusion-based treatment options. Integration of these therapies with traditional pain management will provide a source of revenue as well as behavioral data and clinical research to develop valuable treatment programs, products, and further enhance legislative lobbying efforts toward wider acceptance of safe and effective non-opioid alternative therapies.

Growth Strategy

KindlyMD is leveraging healthcare standards and infrastructure to build a network of in-person clinics, telemedicine resources, and wholly-owned subsidiaries in the outpatient medical space. Our expansion approach considers metrics such as prescribing laws and regulations, rates of opioid prescriptions, inclusion of behavioral therapy outcomes, non-opioid alternative medicine access, including medical cannabis, and existing specialty clinic operations in each market.

Offering outpatient clinical services with integrated behavioral health is our central focus as we continue to expand into new Utah-based locations. KindlyMD may also expand upon its existing service lines. We are in the early stages of development. The Company has not taken concrete steps to expand into additional markets, nor have we identified any additional clinic locations or acquisitions or entered into any agreements or commitments for any material acquisitions or investments either in Utah or elsewhere.

KindlyMD will continue to leverage its growth potential as a leader in specialized data collection and healthcare in the opioid and alternative medicine space. We have not identified specific acquisition targets to disclose as of this offering. We intend to research and negotiate acquisitions as much as we are able. We will seek out specialty clinics focused on opioid or non-opioid evaluation and management of pain and other chronic illnesses. Clinics with large patient numbers that are and are not involved  in state legal medical cannabis programs, where patients are not able to receive behavioral healthcare, addiction services, or prescription management and education. These programs will be evaluated by a small team led by the CEO, COO, and consultant evaluators in order to acquire them as wholly-owned subsidiaries or integrated healthcare clinics.

KindlyMD collects valuable data from interactions with people online, via telecommunication, in-person patient interactions, and through our products. Clients provide some of this data directly, as do clinicians, and staff by collecting data about interactions, product and medication use, experiences, and behavior. In collecting data from these interactions, we collect and collate data from different contexts and third parties to provide a more seamless, consistent, and uniquely personalized experience, to make informed business decisions, to make clinical decisions, and for other legitimate business purposes. We intend to further use and analyze such data to allow us to become a large and specialized healthcare data company working to reduce opioid use, track product use and sales data, which will be highly valuable to the healthcare industry, the alternative medicine industry, and the pharmaceutical industry.

Competitive Strengths

KindlyMD is one of the largest providers of medical evaluation and management services related to treatment recommendations within the medical cannabis program in Utah. We treated 18,930 visits under these programs in 2023 and have treated over 56,952 active patient visits as of the date of this filing. We operate with normative traditional medical standards and practices and set a high standard of care. Kindly MD has achieved year over year revenue growth to-date, including during the COVID-19 Pandemic. Our leadership team is highly skilled in healthcare technology, customer service, patient care, and high-touch interactions. We value a culture of service to the patient above all.

Our model of healthcare is unique, blending prescribers and licensed behavioral health clinicians into every patient care plan while leveraging non-opioid alternative medicine where indicated. Although there are several large healthcare networks using an integrated behavioral health medical model in low-income and high-risk population care, we know of no other large clinic in Utah or the US which uses this integration model combined with a willingness to incorporate non-traditional medicine. We are also one of a limited number of specialty providers who allow patients to utilize non-opioid alternative medications, such as medical cannabis, concomitantly with opioids with medical supervision by a licensed integration team.

Our competition, respectively, are traditional medication pain clinics as well as other non-opioid specialty alternative medicine clinics in Utah.

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Recent Developments

Bridge Financings

Between December 28, 2023 and January 24, 2024, through bona fide private placements with five separate individual accredited investors (collectively, the “Bridge Lenders”), we issued five separate Original Issuance Discount Promissory Notes (the “Notes”) with principal aggregate amounts totaling $444,444 to the Bridge Lenders (the “Bridge Financings”). Specifically, we issued a note in the amount of $166,666.67 to Steel Anderson, a note in the amount of $111,111.11 to Abdulla Rasool, a note in the amount of $22,222.22 to Brianna Moylan, a note in the amount of $88,888.88 to Jacob Dorfman, and a note in the amount of $55,555.55 to Nowell Sheinwald.

In connection with the issuance of the Notes, we entered into separate securities purchase agreements with each Bridge Lender (the “Securities Purchase Agreements”), which includes the registration rights for common shares to be issued to the Bridge Lenders. On the date of the pricing of our initial public offering, we will deliver to the noteholder shares of our common stock equal to (i) 100% of the face value of the note divided by the initial public offering price per share (a total amount of 80,808 shares to be registered to all Bridge Lenders in the aggregate) or (ii) if we fail to complete the initial public offering prior to December 28, 2024, the number of shares of our common stock calculated using a $20 million pre-money valuation and the number of our outstanding shares of common stock on the Notes’ maturity dates. These shares to be issued under the Notes are registered in this Registration Statement.

The Notes included a ten percent (10%) original issue discount and bear interest at the rate of ten percent (10%) per annum. If an event of default occurs, then the interest rate will increase to fifteen percent (15%) or the maximum amount permitted by law. The Maturity Date for the Notes is the earlier of the one year anniversary of each Note or the date of the closing of the Company’s IPO.

Risk Factors Summary

Investing in our Common Stock involves a high degree of risk because our business is subject to numerous risks and uncertainties, as more fully described in the section titled “Risk Factors” included elsewhere in this prospectus. You should carefully consider these risks before making an investment. These risks include, but are not limited to, the following:

●	Our business may suffer if we are unable to attract or retain talented personnel.

●	The lack of available and cost-effective directors and officer’s insurance coverage in our industry may cause us to be unable to attract and retain qualified executives, and this may result in our inability to further develop our business.

●	Management of growth will be necessary for us to be competitive.

●	Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our operation.

●	If we expand into other states, we will have to ensure compliance with all of the regulations of those states, which may be different from the laws in the State of Utah.

●	There can be no assurance that our current and future strategic alliances or expansions of scope of existing relationships will have a beneficial impact on our business, financial condition and results of operations.

●	Our use, disclosure, and other processing of personal information, including health information, is subject to the Health Insurance Portability and Accountability Act (HIPAA), and other federal, state, and foreign data privacy and security laws and regulations, and our failure to comply with those laws and regulations or to appropriately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base, customer base and revenue.

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●	Our business and financial performance may be adversely affected by downturns in the target markets that we serve or reduced demand for the types of services we offer.

●	Changes within the cannabis industry or the opioid industry may adversely affect our financial performance.

●	The Company’s industry is highly competitive, and we have less capital and resources than many of our competitors which may give them an advantage in marketing services similar to ours or make our services obsolete.

●	We may be unable to respond to the rapid technological change in the industry and such change may increase costs and competition that may adversely affect our business.

●	We may need additional capital that will dilute the ownership interest of investors.

●	We will be controlled by our existing majority shareholder.

●	Holders of the Warrants will have no rights as a holder of our Common Stock until they acquire our Common Stock.

●	Unless the Company becomes public and an active trading market develops for our securities, investors may not be able to sell their shares.

●	Costs and expenses of being a reporting company under the 1934 Securities Exchange Act may be burdensome and prevent us from achieving profitability.

The risks summarized above or described in full below are not the only risks that we face. Additional risks and uncertainties not presently known to us, or that we currently deem to be immaterial, may also materially adversely affect our business, financial condition, results of operations, and future growth prospects.

Corporate Information

Our principal executive offices are located at 5097 S 900 E, Suite 100 Salt Lake City, UT 84117. Our telephone number is (385) 388-8220. Our corporate website address is located at www.kindlymd.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus.

Regulatory Landscape

Utah law requires that licensed medical providers who wish to recommend medical cannabis be licensed and registered with the Utah Department of Health every two years. Under the Utah Office of Health and Human Services, Center for Medical Cannabis, Rule R383-4 our providers to have an additional four hours of medical education than other providers and register with the state. Furthermore, any services offered to patients that are billed through health insurance payers require said providers to apply and contract with each insurance payer. The Company has contracted with Select Health, Medicare, and Utah Medicaid. There is no guarantee that all payers will contract with the company, or its providers.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could affect our operation. Local, state, and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter certain aspects of our business plan. In Utah, the Company complies with the Utah Medical Cannabis Act 26B-4-2, the Utah Controlled Substances Act 58-37 and under the rules established by the Utah Department of Health and Human Services, Center for Medical Cannabis. Our licensed providers are governed by the Utah Division of Professional licensing under the DOPL Licensing Act, 58-1. Federally, licensed medical providers are registered with the Drug Enforcement Administration (DEA) to prescribe scheduled medications in Utah.

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Impact of COVID-19 Pandemic

The outbreak of COVID-19 has spread across the globe and is impacting worldwide economic activity. In response to the COVID-19 pandemic, during 2020 and 2021, the Company established policies and protocols to address safety considerations. The extent to which the COVID-19 pandemic will continue to affect the Company’s business, financial condition, liquidity, and the Company’s operating results will depend on future developments, which are highly uncertain and cannot be predicted. It will depend on various factors including the duration and severity of the outbreak, the severity, or variants of COVID-19, including the omicron variant and its subvariants, and the effectiveness, acceptance, and availability of vaccines in countries throughout the world, and new information which may emerge concerning the appropriate responses if and to the extent that the availability of vaccines reduces restrictions imposed during the pandemic.

Inflation Risk

We do not believe that inflation has had a material effect on our business, results of operations, or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations, or financial condition.

Implications of Being a Smaller Reporting Company

As a smaller reporting company, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to:

●	Reduced disclosure obligations (e.g., matters regarding executive compensation) in our periodic reports, proxy statements and registration statements; and

●	Not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

We will remain a smaller reporting company until the end of the fiscal year in which (i) we have a public common equity float of more than $250 million, or (ii) we have annual revenues for the most recently completed fiscal year of more than $100 million plus we have a public common equity float or public float of more than $700 million. We also would not be eligible for status as smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

Uncertainty of Profitability

As of December 31, 2023, we had cash and cash equivalents of $525,500 and total working capital deficit of $197,520. For the year ended December 31, 2023, the Company incurred an operating loss of $1,620,220, and used cash flows in operating activities of $449,489. This history and our business strategy may result in meaningful volatility of revenues, losses and/or earnings. As we will only develop a limited number of business efforts, services and products at a time, our overall success will depend on a limited number of business initiatives, which may cause variability and unsteady profits and losses depending on the products and/or services offered and their market acceptance.

Our revenues and our profitability may be adversely affected by economic conditions and changes in the market for our products and/or services. Our business is also subject to general economic risks that could adversely impact the results of operations and financial condition.

We may not be able to continue our business as a going concern.

Because of the anticipated nature of the services that we offer and attempt to develop, it is difficult to accurately forecast revenues and operating results and these items could fluctuate in the future due to a number of factors. These factors may include, among other things, the following:

●	Our ability to raise sufficient capital to take advantage of opportunities and generate sufficient revenues to cover expenses.

●	Our ability to source strong opportunities with sufficient risk adjusted returns.

●	Our ability to manage our capital and liquidity requirements based on changing market conditions.

●	The amount and timing of operating and other costs and expenses.

●	The nature and extent of competition from other companies that may reduce market share and create pressure on pricing and investment return expectations.

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The Offering

Common stock offered by the selling stockholders:	This prospectus relates to 1,712,057 shares of common stock that may be sold from time to time by the selling stockholders named in this prospectus.

Shares outstanding:	5,971,333 shares (6,162,242 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds:	We will not receive any proceeds from the sales of outstanding common stock by the selling stockholders.

Risk factors:	Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 11.

Trading market and symbol:	We have applied to list our common stock on Nasdaq under the symbol “KDLY.” There can be no assurance that we will be able to meet Nasdaq’s initial listing requirements or that we will otherwise be approved for listing.

The number of shares of common stock outstanding assumes the issuance by us of shares of common stock pursuant to the Public Offering Prospectus filed contemporaneously herewith.

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SUMMARY OF FINANCIAL INFORMATION

The following table summarizes our financial data. The following summary statements of operations and balance sheet data for the fiscal years ended December 31, 2023 and 2022, and the balance sheet data as of December 31, 2023 have been derived from our audited financial statements included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods. You should read the summary financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

Statement of Operations Data:

	For the Years Ended December 31,
	2023		2022
	Amount	% of Revenues	Amount	% of Revenues

Revenues	$3,768,598	100.0%	$3,787,077	100.0%

Operating Expenses
Cost of revenues	226,166	6.0%	152,385	4.0%
Salaries and wages	3,700,967	98.2%	4,176,542	110.3%
General and administrative	1,356,048	36.0%	2,098,118	55.4%
Depreciation	105,637	2.8%	53,445	1.4%
Total Operating Expenses	5,388,818	143.0%	6,480,490	171.1%

Loss from operations	(1,620,220)	(43.0)%	(2,693,413)	(71.1)%

Other income (Expense)
Other income	58,603	1.6%	152,820	4.1%
Interest expense	(55,844)	(1.5)%	-	-%
Total Other Income	2,759	0.1%	152,820	4.1%

Net loss before income taxes	(1,617,461)	(42.9)%	(2,540,593)	(67.1)%
Income tax benefit	-	-%	-	-%
Net loss	$(1,617,461)	(42.9)%	$(2,540,593)	(67.1)%

Balance Sheet Data:

	December 31, 2023
	Actual	Pro Forma(1)	Pro Forma As Adjusted (2) (3)
Cash and cash equivalents	$525,500	$81,056	$6,236,054
Working capital	(197,520)	(641,964)	5,513,034
Total assets	1,099,202	654,758	6,809,756
Total liabilities	1,207,614	763,170	763,170
Accumulated deficit	(4,158,054)	(4,158,054)	(4,158,054)
Total stockholders’ equity (deficit)	$(108,412)	$(108,412)	$6,046,587

1 On a pro forma as adjusted basis to give further effect to the issuance of an additional 80,808 shares of common stock to five noteholders of an aggregate of $444,444 in principal amounts of outstanding original issuance discount promissory notes, which shares shall be issued upon completion of an IPO, calculated assuming an initial public offering price of $5.50 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

2 Each $1.00 increase (decrease) in the assumed initial public offering price of $5.50 per share, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity (deficit) by approximately $1,145,454, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares offered by us at the assumed initial public offering price per share, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity (deficit) by approximately $4,950,000.

3 On a pro forma as adjusted basis to give effect to (i) the sale of 1,272,727 Units by us in the offering (excluding any sale of Units pursuant to the underwriter’s over-allotment option), at an assumed public offering price of $5.50 per Unit, after deducting underwriting discounts and commissions and estimated offering expenses, assuming no exercise of any of the Representative’s Warrants issued pursuant to this offering.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks that are described in this section You should also read the sections entitled “Cautionary Note Regarding Forward-Looking Statements” on page 24 of this prospectus. Additional risks not presently known or that we currently deem immaterial could also materially and adversely affect us. You should consult your own financial and legal advisors as to the risks entailed by an investment in our securities and the suitability of investing in our securities in light of your particular circumstances. If any of the risks contained in this prospectus develop into actual events, our assets, business, cash flows, condition (financial or otherwise), credit quality, financial performance, liquidity, long-term performance goals, prospects, and/or results of operations could be materially and adversely affected, the trading price of our Common Stock could decline and you may lose all or part of your investment. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements.

The Company operates in an environment that involves many risks and uncertainties. The risks and uncertainties described in this section are not the only risks and uncertainties that we face. Additional risks and uncertainties that presently are not considered material or are not known to us, and therefore are not mentioned herein, may impair our business operations. If any of the risks described actually occur, our business, operating results, financial position, and value of our securities could be adversely affected.

RISKS RELATED TO OUR BUSINESS

The novel coronavirus (COVID-19) pandemic may have unexpected effects on our business, financial condition and results of operations.

In March 2020, the World Health Organization declared COVID-19 a global pandemic, and governmental authorities around the world have implemented measures to reduce the spread of COVID-19. These measures have adversely affected workforces, customers, supply chains, consumer sentiment, economies, and financial markets, and, along with decreased consumer spending, have led to an economic downturn across many global economies.

Numerous state and local jurisdictions have imposed, and others in the future may impose, shelter-in-place orders, quarantines, shut-downs of non-essential businesses, and similar government orders and restrictions on their residents to control the spread of COVID-19. Such orders or restrictions have resulted in temporary facility closures (including certain of our third-party VRCs), work stoppages, slowdowns and travel restrictions, among other effects, thereby adversely impacting our operations. In addition, we expect to be impacted by a downturn in the United States economy, which could have an adverse impact on discretionary consumer spending and may have a significant impact on our business operations and/or our ability to generate revenues and profits.

In response to the COVID-19 disruptions, we have implemented a number of measures designed to protect the health and safety of our staff and contractors. These measures include restrictions on non-essential business travel, the institution of work-from-home policies wherever feasible and the implementation of strategies for workplace safety at our facilities that remain open. We are following the guidance from public health officials and government agencies, including implementation of enhanced cleaning measures, social distancing guidelines and wearing of masks.

The extent to which COVID-19 ultimately impacts our business, financial condition and results of operations will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity and duration of the COVID-19 outbreak and the effectiveness of actions taken to contain the COVID-19 outbreak or treat its impact, among others. Additionally, while the extent to which COVID-19 ultimately impacts our operations will depend on a number of factors, many of which will be outside of our control. The COVID-19 outbreak is evolving and new information emerges daily; accordingly, the ultimate consequences of the COVID-19 outbreak cannot be predicted with certainty.

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In addition to the COVID-19 disruptions possibility adversely impacting our business and financial results, they may also have the effect of heightening many of the other risks described in “Risk Factors,” including risks relating to changes due to our limited operating history; our ability to generate sufficient revenue, to generate positive cash flow; our relationships with third parties, and many other factors. We will endeavor to minimize these impacts, but there can be no assurance relative to the potential impacts that may be incurred.

Uncertainty of profitability.

Our business strategy may result in meaningful volatility of revenues, losses and/or earnings. As we will only develop a limited number of business efforts, services and products at a time, our overall success will depend on a limited number of business initiatives, which may cause variability and unsteady profits and losses depending on the products and/or services offered and their market acceptance.

Our revenues and our profitability may be adversely affected by economic conditions and changes in the market for our products and/or services. Our business is also subject to general economic risks that could adversely impact the results of operations and financial condition.

We may not be able to continue our business as a going concern.

Management plans to raise additional capital through the sale of shares of Common Stock to pursue business development activities, but there are no assurances of success relative to the efforts.

Because of the anticipated nature of the services that we offer and attempt to develop, it is difficult to accurately forecast revenues and operating results and these items could fluctuate in the future due to a number of factors. These factors may include, among other things, the following:

●	Our ability to raise sufficient capital to take advantage of opportunities and generate sufficient revenues to cover expenses.

●	Our ability to source strong opportunities with sufficient risk adjusted returns.

●	Our ability to manage our capital and liquidity requirements based on changing market conditions.

●	The amount and timing of operating and other costs and expenses.

●	The nature and extent of competition from other companies that may reduce market share and create pressure on pricing and investment return expectations.

Our business may suffer if we are unable to attract or retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity, and good faith of Management, as well as other personnel. We have a small management team, and the loss of a key individual or our inability to attract suitably qualified replacements or additional staff could adversely affect our business. Our success also depends on the ability of Management to form and maintain key commercial relationships within the marketplace. No assurance can be given that key personnel will continue their association or employment with us or that replacement personnel with comparable skills will be found. If we are unable to attract and retain key personnel and additional employees, our business may be adversely affected. We do not maintain key-man life insurance on any of our executive employees.

Although we have entered into an employment agreement with our Chief Executive Officer, and do not believe our Chief Executive Officer is planning to leave or retire in the near term, we cannot assure you that he will remain with us. The loss or limitation of the services of any of our executives or members of our senior management team, or the inability to attract additional qualified management personnel, could have a material adverse effect on our business, financial condition, results of operations, or independent associate relations.

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The lack of available and cost-effective directors and officer’s insurance coverage in our industry may cause us to be unable to attract and retain qualified executives, and this may result in our inability to further develop our business.

Our business depends on attracting independent directors, executives, and senior management to advance our business plans. We currently do not have directors and officer’s insurance to protect our directors, officers, and the company against the possible third-party claims. This is due to the significant lack of availability of such policies in the cannabis industry at reasonably competitive prices. As a result, the Company and our executive directors and officers are susceptible to liability claims arising by third parties, and as a result, we may be unable to attract and retain qualified independent directors and executive management causing the development of our business plans to be impeded as a result.

Management of growth will be necessary for us to be competitive.

Successful expansion of our business will depend on our ability to effectively attract and manage staff, strategic business relationships, and shareholders. Specifically, we will need to hire skilled management and technical personnel as well as manage partnerships to navigate shifts in the general economic environment. Expansion has the potential to place significant strains on financial, management, and operational resources, yet failure to expand will inhibit our profitability goals. We have no definitive plan for expansion into other states at this time.

The failure to enforce and maintain our intellectual property rights could adversely affect the value of the Company.

The success of our business will partially depend on our ability to protect our intellectual property. As of the date hereof, we do not own any federally registered patents or trademarks. The unauthorized use of our intellectual property could diminish the value of our business, which would have a material adverse effect on our financial condition and results of operation.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our operation.

Local, state, and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter certain aspects of our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt certain aspects of our business plan and result in a material adverse effect on certain aspects of our planned operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to certain aspects of our businesses. We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Our operations, although compliant with Utah state law, are still subject to U.S. federal law which classifies cannabis as a Schedule I controlled substance. There is always a risk of federal enforcement action, and non-compliance could lead to significant legal penalties, including but not limited to fines, imprisonment, seizure of assets, and prohibition of business operations.

Our business operations in the medical marijuana industry expose us to specific risks. The conflict between federal and state laws regarding marijuana creates a complex legal environment, where compliance with state law does not exempt us from federal prosecution. Federal enforcement could disrupt our operations and expose us to substantial legal risk. The ongoing evolution of regulations and their enforcement adds a layer of uncertainty to our business.

The Cannabis industry also faces societal perceptions and stigma which can impact our market. Changes in laws, regulations, or societal perceptions can affect market conditions and the demand for our products and services.

If we expand into other states, we will have to ensure compliance with all of the regulations of those states, which may be different from the laws in the State of Utah.

We have no definitive plans to expand into other states. However, if we do choose to expand our operations to other states in the future, we will have to ensure full compliance with the laws of those states, which will necessitate significant investments in legal, operational, and administrative resources. Each expansion will come with its own set of unique challenges and potential risks, necessitating a thorough analysis of the specific state regulatory environments. Our business operations and expansion plans are in line with the current interpretation of the regulations in place. However, a change in regulatory interpretation, enforcement or law could adversely affect our operations. Consequently, the risks inherent in the cannabis industry and our business necessitate careful consideration by potential investors.

If we incur substantial liability from litigation, complaints, or enforcement actions, our financial condition could suffer.

Our participation adjacent to the medical marijuana industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or local governmental authorities against us. Litigation, complaints, and enforcement actions could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our sales, revenue, profitability, and growth prospects.

There can be no assurance that our current and future strategic alliances or expansions of scope of existing relationships will have a beneficial impact on our business, financial condition and results of operations.

We may enter into strategic alliances and partnerships with third parties that we believe will complement or augment our existing business. Our ability to complete strategic alliances is dependent upon, and may be limited by, the availability of suitable candidates and capital. In addition, strategic alliances could present unforeseen integration obstacles or costs, may not enhance our business and may involve risks that could adversely affect us, including significant amounts of management time that may be diverted from operations in order to pursue and complete such transactions or maintain such strategic alliances. Future strategic alliances could result in the incurrence of additional debt, costs and contingent liabilities, and there can be no assurance that future strategic alliances will achieve, or that our existing strategic alliances will continue to achieve, the expected benefits to our business or that we will be able to consummate future strategic alliances on satisfactory terms, if at all. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

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We may face unfavorable publicity or consumer perception.

Management believes the pain management, cannabis, and alternative medicine industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of the treatment offered and outcomes produced. Consumer perception of our services may be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding opioids, cannabis, as well as alternative medicine services. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the prescription medicine, behavioral therapy industry, cannabis, or alternative medicine market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that is perceived as less favorable than, or questions earlier research reports, findings or publicity could have a material adverse effect on the demand for our services. Our dependence upon consumer perceptions means that such adverse reports, whether or not accurate or with merit, could ultimately have a material adverse effect on our business, results of operations, financial condition and cash flows. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of treatments in general, or our services specifically, or associating the consumption of prescription or non-prescription medications, cannabis, or any other products with illness or other negative effects or events, could have such a material adverse effect.

We are subject to general economic risks.

Our operations could be affected by the economic context should the unemployment level, interest rates or inflation reach levels that influence consumer trends and spending and, consequently, impact our sales and profitability.

Provisions in our governing documents and Utah law may have an anti-takeover effect, and there are substitutional regulatory limitations on changes of control of bank holding companies.

Our corporate organizational documents and provisions of federal and state law to which we are subject contain certain provisions that could have an anti-takeover effect and may delay, make more difficult or prevent an attempted acquisition that you may favor or an attempted replacement of our board of directors or management.

Our brand is integral to our success. If we fail to effectively maintain, promote, and enhance our brand in a cost-effective manner, our business and competitive advantage may be harmed.

We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with existing customers, providers, and strategic partners, and to our ability to attract new customers, providers, and strategic partners. The promotion of our brand may require us to make substantial investments, and we anticipate that, given the highly competitive nature of our market, these marketing initiatives may become increasingly difficult and expensive. Brand promotion and marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of our customers, the providers, or partners, could harm our reputation and brand and make it substantially more difficult for us to attract new customers, providers, and partners. If we do not successfully maintain and enhance our reputation and brand recognition in a cost-effective manner, our business may not grow and we could lose our relationships with customers, providers, and partners, which could harm our business, financial condition, and results of operations.

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The market for our model and services is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change and consolidation, which makes it difficult to forecast demand for our solutions.

The market for our model is new, rapidly evolving and increasingly competitive. We are expanding our business by offering technology-driven access to consultation and treatment options for new conditions, including telehealth options, but it is uncertain whether our offerings will achieve and sustain high levels of demand and market adoption. Our future financial performance depends in part on growth in this market, our ability to market effectively and in a cost-efficient manner, and our ability to adapt to emerging demands of existing and potential customers and the evolving regulatory landscape. It is difficult to predict the future growth rate and size of our target market. Negative publicity concerning telehealth generally, our offerings, customer success on our platform, or our market as a whole could limit market acceptance of our business model and services. If our customers do not perceive the benefits of our offerings, or if our offerings do not drive customer use and enrollment, then our market and our customer base may not continue to develop, or they may develop more slowly than we expect. Negative publicity regarding customer confidentiality and privacy in the context of telehealth could limit market acceptance of our business model and services.

The healthcare industry in the United States is continually undergoing or threatened with significant structural change and is rapidly evolving. We believe demand for our offerings has been driven in part by rapidly growing costs in the traditional healthcare system, difficulties accessing the healthcare system, patient stigma associated with sensitive medical conditions, the movement toward patient-centricity and personalized healthcare, advances in technology, and general movement to telehealth accelerated by the COVID-19 pandemic. Widespread acceptance of personalized healthcare enabled by technology is critical to our future growth and success. A reduction in the growth of technology-enabled personalized healthcare could reduce the demand for our services and result in a lower revenue growth rate or decreased revenue.

Additionally, if healthcare or healthcare benefits trends shift or entirely new technologies are developed that replace existing offerings, our existing or future services could be rendered obsolete and require that we materially change our technology or business model. If we are unable to do so, our business could be adversely affected. In addition, we may experience difficulties with software development, industry standards, design or marketing that could delay or prevent our development, introduction, or implementation of new options on our platform and any enhancements thereto. Any such difficulties may have an adverse effect on our business, financial condition, and results of operations.

Competitive platforms or other technological breakthroughs for the monitoring, management, treatment, or prevention of medical conditions may adversely affect demand for our offerings.

Our ability to achieve our strategic objectives will depend, among other things, on our ability to enable fast and efficient telehealth consultations and maintain comprehensive and affordable offerings. Our competitors, as well as a number of other companies and providers, within and outside the healthcare industry, are pursuing new devices, delivery technologies, sensing technologies, procedures, treatments, drugs, and other therapies for the monitoring and treatment of medical conditions. Any technological breakthroughs in monitoring, treatment, or prevention of medical conditions that we could not similarly leverage could reduce the potential market for our offerings, which could significantly reduce our revenue and our potential to grow certain aspects of our business.

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We operate in highly competitive markets and face competition from large, well-established healthcare providers, traditional retailers, pharmaceutical providers, and technology companies with significant resources, and, as a result, we may not be able to compete effectively.

The markets for healthcare and technology are intensely competitive, subject to rapid change, and significantly affected by new product and technological introductions and other market activities of industry participants. We compete directly not only with other established telehealth providers but also traditional healthcare providers, pharmacies and technology companies entering into the health and wellness industry. Our current competitors include traditional healthcare providers expanding into the telehealth market, incumbent telehealth providers, as well as new entrants into our market that are focused on direct-to-consumer healthcare or healthcare technology. Our competitors further include enterprise-focused companies that may enter the direct-to-consumer healthcare industry, as well as direct-to-consumer healthcare providers and technology companies.

New competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, and greater financial resources, which could put us at a competitive disadvantage. For example, some state and federal regulatory authorities lowered certain barriers to the practice of telehealth in order to make remote healthcare services more accessible in response to the COVID-19 pandemic. Although it is unclear whether these regulatory changes will be permanent or that they will have a long-term impact on the adoption of telehealth services by the general public or legislative and regulatory authorities, these changes may result in greater competition for our business. The lower barriers to entry may allow various new competitors to enter the market more quickly and cost effectively than before the COVID-19 pandemic.

Additionally, we believe that the COVID-19 pandemic has introduced many new users to telehealth and further reinforced its benefits to potential competitors. We believe this may drive additional industry consolidation or cooperative relationships that may result in competitors with greater resources and access to potential customers. For example, we believe the COVID-19 pandemic may have caused various traditional healthcare providers to evaluate, and in some cases, pursue telehealth options that can be paired with their in-person capabilities. These industry changes could better position our competitors to serve certain segments of our current or future markets, which could create additional price pressure. In light of these factors, even if our offerings are more effective than those of our competitors, current or potential customers may accept competitive solutions in lieu of purchasing from us.

Our ability to compete effectively depends on our ability to distinguish our company and our offerings from our competitors and their products, and includes factors such as:

●	accessibility, ease of use and convenience;
●	price and affordability;
●	personalization;
●	brand recognition;
●	long-term outcomes;
●	breadth and efficacy of offerings;
●	market penetration;
●	marketing resources and effectiveness;
●	partnerships and alliances;
●	relationships with providers, suppliers and partners; and
●	regulatory compliance recourses.

If we are unable to successfully compete with existing and potential competitors, our business, financial condition, and results of operations could be adversely affected.

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Risks Of Government Action And Regulatory Uncertainty

Our use, disclosure, and other processing of personal information, including health information, is subject to the Health Insurance Portability and Accountability Act (HIPAA), and other federal, state, and foreign data privacy and security laws and regulations, and our failure to comply with those laws and regulations or to appropriately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base, customer base and revenue.

In the course of offering personalized health and wellness recommendations, we collect a substantial amount of personalized health information. Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity and other processing of protected health information (PHI), and other types of personal information. For example, HIPAA establishes a set of national privacy and security standards for the protection PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services, as well as their covered subcontractors. When we act in the capacity of a business associate under HIPAA, we execute business associate agreements with our clients.

HIPAA requires covered entities and business associates, such as us, to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information.

Violations of HIPAA may result in significant civil and criminal penalties. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of duties related to PHI.

In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities and business associates for compliance with the HIPAA privacy and security rules.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA requires such notifications to be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity and security of health-related and other personal information. These laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and to be proposed and enacted in the future. Further, many state attorneys general are interpreting existing federal and state consumer protection laws to impose evolving standards for the online collection, use, dissemination and security of health-related and other personal information. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access. Consumer protection laws require us to publish statements that describe how we handle personal information and choices individuals may have about the way we handle their personal information. If such information that we publish is considered untrue, we may be subject to government claims of unfair or deceptive trade practices, which could lead to significant liabilities and consequences. Furthermore, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the FTC Act.

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We may become subject to the Anti-Kickback Statute, Stark Law, False Claims Act, Civil Monetary Penalties Law and may be subject to analogous provisions of applicable state laws and could face substantial penalties if we fail to comply with such laws.

There are several federal laws addressing fraud and abuse that apply to businesses that receive reimbursement from a federal health care program. There are also a number of similar state laws covering fraud and abuse with respect to, for example, private payors, self-pay and insurance. Currently, we receive a substantial percentage of our revenue from private payors and from Medicare. Accordingly, our business is subject to federal fraud and abuse laws, such as the Anti-Kickback Statute, the Stark Law, the False Claims Act, the Civil Monetary Penalties Law and other similar laws. Moreover, we are already subject to similar state laws. We believe we have operated, and intend to continue to operate, our business in compliance with these laws. However, these laws are subject to modification and changes in interpretation and are enforced by authorities vested with broad discretion. Federal and state enforcement entities have significantly increased their scrutiny of healthcare companies and providers which has led to investigations, prosecutions, convictions and large settlements. We continually monitor developments in this area. If these laws are interpreted in a manner contrary to our interpretation or are reinterpreted or amended, or if new legislation is enacted with respect to healthcare fraud and abuse, illegal remuneration, or similar issues, we may be required to restructure our affected operations to maintain compliance with applicable law. There can be no assurances that any such restructuring will be possible or, if possible, would not have a material adverse effect on our results of operations, financial position, or cash flows.

Anti-Kickback Statute

A federal law commonly referred to as the “Anti-Kickback Statute” prohibits the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the PPACA, amended the intent requirement of the Anti-Kickback Statute such that a person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate the statute. Further, the PPACA now provides that claims submitted in violation of the Anti-Kickback Statute constitute false or fraudulent claims for purposes of the federal False Claims Act, or FCA, including the failure to timely return an overpayment. Many states have adopted similar prohibitions against kickbacks and other practices that are intended to influence the purchase, lease or ordering of healthcare items and services reimbursed by a governmental health program or state Medicaid program. Some of these state prohibitions apply to remuneration for referrals of healthcare items or services reimbursed by any third-party payor, including commercial payors and self-pay patients.

Stark Law

Section 1877 of the Social Security Act, or the Stark Law, prohibits a physician from referring a patient to an entity for certain “designated health services” reimbursable by Medicare if the physician (or close family members) has a financial relationship with that entity, including an ownership or investment interest, a loan or debt relationship or a compensation relationship, unless an exception to the Stark Law is fully satisfied. The designated health services covered by the law include, among others, laboratory and imaging services. Some states have self-referral laws similar to the Stark Law for Medicaid claims and commercial claims.

Violation of the Stark Law may result in prohibition of payment for services rendered, a refund of any Medicare payments for services that resulted from an unlawful referral, $15,000 civil monetary penalties for specified infractions, criminal penalties, and potential exclusion from participation in government healthcare programs, and potential false claims liability. The repayment provisions in the Stark Law are not dependent on the parties having an improper intent; rather, the Stark Law is a strict liability statute and any violation is subject to repayment of all amounts arising out of tainted referrals. If physician self-referral laws are interpreted differently or if other legislative restrictions are issued, we could incur significant sanctions and loss of revenues, or we could have to change our arrangements and operations in a way that could have a material adverse effect on our business, prospects, damage to our reputation, results of operations and financial condition.

False Claims Act

The FCA prohibits providers from, among other things, (1) knowingly presenting or causing to be presented, claims for payments from the Medicare, Medicaid or other federal healthcare programs that are false or fraudulent; (2) knowingly making, using or causing to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the federal government; or (3) knowingly making, using or causing to be made or used, a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government. The “qui tam” or “whistleblower” provisions of the FCA allow private individuals to bring actions under the FCA on behalf of the government. These private parties are entitled to share in any amounts recovered by the government, and, as a result, the number of “whistleblower” lawsuits that have been filed against providers has increased significantly in recent years. Defendants found to be liable under the FCA may be required to pay three times the actual damages sustained by the government, plus civil penalties ranging between $5,500 and $11,000 for each separate false claim.

There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. The PPACA also provides that claims submitted in connection with patient referrals that result from violations of the Anti-Kickback Statute constitute false claims for the purpose of the FCA, and some courts have held that a violation of the Stark law can result in FCA liability, as well. In addition, a number of states have adopted their own false claims and whistleblower provisions whereby a private party may file a civil lawsuit in state court. We are required to provide information to our employees and certain contractors about state and federal false claims laws and whistleblower provisions and protections.

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Civil Monetary Penalties Law

The Civil Monetary Penalties Law prohibits, among other things, the offering or giving of remuneration to a Medicare or Medicaid beneficiary that the person or entity knows or should know is likely to influence the beneficiary’s selection of a particular provider or supplier of items or services reimbursable by a federal or state healthcare program. This broad provision applies to many kinds of inducements or benefits provided to patients, including complimentary items, services or transportation that are of more than a nominal value. This law could affect how we have to structure our operations and activities.

RISK ASSOCIATED WITH OUR INDUSTRY

Our business and financial performance may be adversely affected by downturns in the target markets that we serve or reduced demand for the types of services we offer.

Demand for our services is often affected by general economic conditions as well as trends in our target markets. These changes may result in decreased demand for our services. The occurrence of these conditions is beyond our ability to control and, when they occur, they may have a significant impact on our results of operations. The inability or unwillingness of our customers to pay a premium for our services due to general economic conditions or a downturn in the economy may have a significant adverse impact on results of operations.

The market for prescription digital therapeutics is new, rapidly evolving, and increasingly competitive, the healthcare industry in the U.S. is undergoing significant structural change, and the demand for prescription digital therapeutics in markets outside of the U.S. is uncertain, which makes it difficult to forecast demand for our products. As a result, all prospective financial information included herein are subject to change.\

The market for our medical evaluation and management services is new and rapidly evolving, and it is uncertain whether it will achieve and sustain high levels of demand and market adoption. Our future financial performance will depend on growth in this market and on our ability to adapt to emerging demands of our customers. It is difficult to predict the future growth rate and size of our target market.

The healthcare industry in the U.S. is undergoing significant structural change and is rapidly evolving. We believe demand for our products and services has been driven in large part by rapidly growing costs in the traditional healthcare system, the movement toward patient-centricity and personalized healthcare, and advances in technology. Widespread acceptance of personalized healthcare is critical to our future growth and success. A reduction in the growth of personalized healthcare could reduce the demand for our medical evaluation and management services and result in a lower revenue growth rate or decreased revenue.

If our assumptions regarding these uncertainties are incorrect or change in reaction to changes in our markets, or if we do not manage or address these risks successfully, our results of operations could differ materially from our expectations, and our business could suffer.

Changes within the cannabis industry or the healthcare industry may adversely affect our financial performance.

Pain clinics operate in a highly regulated industry. Changes in federal, state, or local laws and regulations can significantly affect our operations and profitability. In particular, changes in healthcare laws, policies, and regulations, including those related to insurance and Medicare/Medicaid reimbursements, may impact our revenue. Our financial health is linked to coverage of Medicare and Medicaid to cover outpatient management services, including pain management services. Reimbursement rates, or a decision by a significant number of insurers to terminate their agreements with us could adversely affect our business. The ongoing opioid crisis has led to an increased scrutiny of pain management clinics, including ours. Any perceived mismanagement of opioid prescriptions could lead to severe legal and reputational ramifications.

Like pain clinics, the cannabis industry is highly regulated, and laws can vary greatly between jurisdictions. A change in federal laws, state laws, or local ordinances could significantly impact our operations. Despite increased acceptance, cannabis usage is still stigmatized in many parts of society. Negative perceptions or stigmatization could affect the demand for our services and impact our reputation. Supply chain regulation and changes could impact our ability to provide consistent products and services to our clients.

Further, changes in research findings, particularly those that reflect negatively on cannabis, could impact consumer demand for our products and services.

Failure in the Company’s information technology systems or delays or failures in the development and implementation of updates or enhancements to those systems could significantly delay billing and otherwise disrupt the Company’s operations or patient relationships.

Our business and patient relationships depend, in part, on the continued performance of its information technology systems. Despite network security measures and other precautions, our information technology systems are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptions. Sustained system failures or interruption of our systems in one or more of its operations could disrupt our ability to conduct our business. Breaches with respect to protected health information could result in violations of HIPAA and analogous state laws, and risk the imposition of significant fines and penalties. Failure of our information technology systems could adversely affect our business, profitability and financial condition.

Medical malpractice lawsuits can be costly and damaging to our practice and reputation.

The risk of malpractice suits is significant in the medical profession. A rise in malpractice suits, or changes in laws related to malpractice, can increase our insurance costs and potentially lead to significant financial payouts.

The Company’s industry is highly competitive, and we have less capital and resources than many of our competitors which may give them an advantage in marketing services similar to ours or make our services obsolete.

Changes in the identity, ownership structure and strategic goals of our competitors and the emergence of new competitors in our target markets may harm our financial performance.

We are involved in a highly competitive industry where we may compete with numerous other companies who offer alternative methods or approaches, who may have far greater resources, more experience, and personnel perhaps more qualified than we do. Such resources may give our competitors an advantage in developing and marketing services similar to ours or services that make our services less desirable to consumers or obsolete. There can be no assurance that we will be able to successfully compete against these other entities. Furthermore, the outpatient healthcare industry is evolving rapidly with new technologies and treatments. If we fail to adapt or adopt these changes, our services may become obsolete, impacting our competitiveness and financial performance.

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We may be unable to respond to the rapid technological change in the industry and such change may increase costs and competition that may adversely affect our business.

Rapidly changing technologies, frequent new product and service introductions and evolving industry standards characterize our market. Intense competition in our industry exacerbates these market characteristics. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of our services. In addition, any new enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our services or infrastructures to adapt to these changes.

Risks Related To Our Common Stock and Securities

We may need additional capital that will dilute the ownership interest of investors.

We may require additional capital to fund our future business operations. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our shares of common stock, who may experience dilution of their ownership interest of our shares of Common Stock. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. The issuance of additional shares of Common Stock by our board of directors may have the effect of further diluting the proportionate equity interest and voting power of holders of our shares of Common Stock.

We will be controlled by our existing majority shareholder.

Our directors and officers currently in place control or beneficially own a significant portion of our shares. Thus, they will continue to oversee the Company’s operations. As a result, our directors and officers will likely have a significant influence on the affairs and management of the Company, as well as on all matters requiring stockholder approval, including electing and removing members of its board of directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company and changing the company’s dividend policy. Such concentration of ownership and control could have the effect of delaying, deferring, or preventing a change in control of the Company, even when such a change of control would be in the best interests of the company’s other stockholders.

Specifically, after consummation of this Offering, assuming all Units are sold under the Offering, our CEO, Tim Pickett will beneficially control 2,906,873 common shares of the Company, or 49% of the common shares on a fully-diluted basis. While we are and will be a “controlled company” under the rules of Nasdaq immediately after consummation of this offering we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq.

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If you purchase Common Stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The offering price of the Common Stock is substantially higher than the net tangible book value per share of our Common Stock (attributing no value to the Warrants). Therefore, if you purchase Common Stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent outstanding options or warrants are exercised, you will incur further dilution. Based on an assumed offering price of $5.50 per share, you will experience immediate dilution of $4.49 per share, representing the difference between our pro forma net tangible book value per share of Common Stock after giving effect to this offering and the offering price. See “Dilution” for further information.

The offering price of the primary offering and resale offering could differ.

The offering price of our common stock in the primary offering (the initial public offering) has been determined by negotiations between the Company and the underwriter based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The offering price in the primary offering bears no relationship to our assets, earnings or book value, or any other objective standard of value. Additionally, the estimated offering price in the primary offering of $5.50 per share is substantially higher than the prices at which the selling stockholders acquired their shares. Our recent share issuances at prices substantially less than the primary offering price occurred while we were a non-public company, and the shares we issued were subject to transfer restrictions imposed by the Securities Act of 1933, as amended, and by lock-up restrictions, whereas shares issued in the primary offering will be issued after we are a public company and will be issued without restriction.

The selling stockholders may sell the resale shares at prevailing market prices or privately negotiated prices after close of the primary offering and listing of our common stock on the Nasdaq Capital Market. Therefore, the offering prices of our common stock in the primary offering and the resale offering could differ. As a result, purchasers in the resale offering could pay more or less than the offering price in the primary offering.

The resale by the selling stockholders may cause the market price of our common stock to decline.

The resale of shares of our common stock by the selling stockholders in the resale offering could result in resales of our common stock by our other shareholders concerned about selling volume. In addition, the resale by the selling stockholders after expiration of the lock-up period could have the effect of depressing the market price for our common stock.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our common stock could be negatively affected.

The Warrants are speculative in nature.

The Warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price. Specifically, each Tradeable Warrant will have an exercise price equal to $6.33, and each Non-tradeable Warrant will have an exercise price equal to $6.33 per whole share. Moreover, following this offering, the market value of the Warrants is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their exercise price. Furthermore, each Warrant will expire five years from the original issuance date. In the event our Common Stock price does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

Holders of the Warrants will have no rights as a holder of our Common Stock until they acquire our Common Stock.

Until you acquire our Common Stock upon exercise of your Warrants, you will have no rights with respect to Common Stock issuable upon exercise of your Warrants. Upon exercise of your Warrants, you will be entitled to exercise the rights of a holder of our Common Stock as to the security exercised only as to matters for which the record date occurs after the exercise.

Provisions of the Warrants could discourage an acquisition of us by a third party.

In addition to the provisions of our amended and restated certificate of formation and amended and restated bylaws, certain provisions of the Warrants could make it more difficult or expensive for a third party to acquire us. The Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants. These and other provisions of the Warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

We are registering shares of common stock to certain stockholders concurrently with the primary offering; if they sell stock concurrently with the primary offering, such sales might affect the price, demand, and liquidity of our common stock.

We are registering shares of common stock to certain security holders concurrently with the primary offering which include the potential resale by certain selling stockholders of an aggregate amount up to 1,712,057 shares of our common stock. Sales by these selling stockholders may reduce the price of our common stock, demand for the shares sold in the offering and, as a result, the liquidity of your investment.

We have broad discretion in the use of our cash, cash equivalents, and investments, including the net proceeds from this offering, and may not use them effectively.

Our management will have broad discretion in the application of our cash, cash equivalents, and investments, including the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse impact on our business, cause the price of our common stock to decline, and delay the development of additional services or the opening of new locations. Pending their use, we may invest our cash, cash equivalents, and investments, including the net proceeds from this offering, in a manner that does not produce income or that loses value. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

We do not expect to pay any dividends on our common stock.

We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment.

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Risks Related to the Offering

Our existing shareholders may experience significant dilution from the sale of our shares of Common Stock.

The perceived risk of dilution may cause our shareholders to sell their shares, which may cause a decline in the price of our shares of Common Stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our shares of Common Stock.

Unless the Company becomes public and an active trading market develops for our securities, investors may not be able to sell their shares.

The Company is not a public company and there is not currently an active trading market for our shares of Common Stock and an active trading market may never develop or, if it does develop, may not be maintained. Failure to develop or maintain an active trading market will have a generally negative effect on the price of our shares of Common Stock, and you may be unable to sell your shares of Common Stock or any attempted sale of such shares of Common Stock may have the effect of lowering the market price and therefore your investment could be a partial or complete loss. Investors may have difficulty reselling shares of our Common Stock, either at or above the price they paid for our stock, or even at fair market value.

The market prices and trading volume of our shares of Common Stock may experience rapid and substantial price volatility, which may affect the price at which you could sell the shares underlying the Units.

Recently, the market prices and trading volume of shares of common stock of other small publicly traded companies with a limited number of shares available to purchasers have experienced rapid and substantial price volatility unrelated to the financial performance of those companies. Similarly, subsequent to this offering, shares of our Common Stock may experience similar rapid and substantial price volatility unrelated to our financial performance, which could cause purchasers of our Common Stock to incur substantial losses, which may be unpredictable and not bear any relationship to our business and financial performance. Extreme fluctuations in the market price of our Common Stock may occur in response to strong and atypical retail investor interest, including on social media and online forums, the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our Common Stock and any related hedging and other trading factors.

If there is extreme market volatility and trading patterns in our Common Stock, it may create several risks for investors, including the following:

●	the market price of our Common Stock may experience rapid and substantial increases or decreases unrelated to our operating performance or prospects, or macro or industry fundamentals;

●	if our future market capitalization reflects trading dynamics unrelated to our financial performance or prospects, purchasers of our Common Stock could incur substantial losses as prices decline once the level of market volatility has abated; and

●	if the future market price of our Common Stock declines, purchasers may be unable to resell your shares at or above the price at which you acquired them. We cannot assure you that the market of our Common Stock will not fluctuate or decline significantly in the future, in which case you could incur substantial losses.

Further, we may incur rapid and substantial increases or decreases in our stock price in the foreseeable future that may not coincide in timing with the disclosure of news or developments by or affecting us. Accordingly, the market price of our shares of common stock may fluctuate dramatically, and may decline rapidly, regardless of any developments in our business. Overall, there are various factors, many of which are beyond our control, that could negatively affect the market price of our Common Stock or result in fluctuations in the price or trading volume of our Common Stock, including:

●	actual or anticipated fluctuations in our quarterly results of operations;

●	recommendations by securities research analysts;

●	changes in the economic performance or market valuations of companies in the industry in which we operate;

●	addition or departure of our executive officers and other key personnel;

●	sales or perceived sales of additional Common Shares;

●	operating and financial performance that varies from the expectations of management, securities analysts and investors;

●	regulatory changes affecting our industry generally and our business and operations both domestically and abroad;

●	announcements of developments and other material events by us or our competitors;

●	fluctuations in the costs of vital services;

●	changes in global financial markets and global economies and general market conditions;

●	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

●	operating and share price performance of other companies that investors deem comparable to us or from a lack of market comparable companies; and

●	news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry or target markets.

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Financial markets have at times historically experienced significant price and volume fluctuations that: (i) have particularly affected the market prices of equity securities of companies and (ii) have often been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the shares underlying the Units from time to time may decline even if our operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that may result in impairment losses to us. Further fluctuations in price and volume of equity securities may occur in the future. If increased levels of volatility and market turmoil continue, our operations could be adversely impacted, and the trading price of the shares underlying the Units may be materially adversely affected.

We are eligible to be treated as an “emerging growth company” as defined in the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the Common Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, (2) reduced disclosure obligations regarding executive compensation in this prospectus and periodic reports and proxy statements, and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find the Common Shares less attractive because we may rely on these exemptions. If some investors find the Common Shares less attractive as a result, there may be a less active trading market for the Common Shares, and the stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Costs and expenses of being a reporting company under the 1934 Securities Exchange Act may be burdensome and prevent us from achieving profitability.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and parts of the Sarbanes-Oxley Act. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources.

Since our shares of Common Stock may be thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our shares of Common Stock may be thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to): the trading volume of our shares, the number of analysts, market-makers and brokers following our shares of Common Stock, new products or services introduced or announced by us or our competitors, actual or anticipated variations in quarterly operating results, conditions or trends in our business industries, additions or departures of key personnel, sales of our shares of Common Stock and general stock market price and volume fluctuations of publicly traded, and particularly microcap, companies.

Investors may have difficulty reselling shares of our Common Stock, either at or above the price they paid for our stock, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our shares of Common Stock are thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our shares of Common Stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities. Although there is no such litigation currently pending or threatened against us, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business.

Because we do not expect to pay any dividends on our common stock for the foreseeable future, investors in this offering may never receive a return on their investment.

We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment.

There could be unidentified risks involved with an investment in our securities.

The foregoing risk factors are not a complete list or explanation of the risks involved with an investment in the securities. Additional risks will likely be experienced that are not presently foreseen by the Company. Prospective investors must not construe this and the information provided herein as constituting investment, legal, tax or other professional advice. Before making any decision to invest in our securities, you should read this entire prospectus and consult with your own investment, legal, tax and other professional advisors. An investment in our securities is suitable only for investors who can assume the financial risks of an investment in the Company for an indefinite period of time and who can afford to lose their entire investment. The Company makes no representations or warranties of any kind with respect to the likelihood of the success or the business of the Company, the value of our securities, any financial returns that may be generated or any tax benefits or consequences that may result from an investment in the Company.

The risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

●	our ability to continue as a going concern;

●	our need to raise substantial additional capital to fund our operations;

●	our ability to obtain the necessary regulatory approvals to market and commercialize our products and planned future products;

●	the ultimate impact of the current coronavirus pandemic, or any other health epidemic, on our business, our customers, our competitors, healthcare systems or the global economy as a whole;

●	the results of market research conducted by us or others;

●	our ability to obtain and maintain intellectual property protection for our products and any planned future products;

●	our reliance on third-party suppliers;

●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;

●	our ability to operate our business effectively and manage patient needs; and

●	the successful development of our commercialization capabilities, including sales and marketing capabilities.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and the information included in this registration statement is accurate we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

Nasdaq Listing Application

In connection with this offering, we have applied to have our Common Stock and Tradeable Warrants listed on the Nasdaq Capital Market under the symbols “KDLY” and “KDLYW,” respectively. If approved, we expect to list our Common Stock and the Tradeable Warrants offered in this offering on Nasdaq upon consummation of this offering. No assurance can be given that our listing application will be approved. This offering will occur only if Nasdaq or another securities exchange approves the listing of our Common Stock and Tradeable Warrants. If Nasdaq or another U.S. securities exchange does not approve the listing of our Common Stock and Tradeable Warrants, we will not proceed with this offering. There can be no assurance that our Common Stock and Tradeable Warrants will be listed on the Nasdaq or another securities exchange. For more information see the section “Risk Factors.”

Holders

As of May 3, 2024, there were 4,617,798 shares of Common Stock issued and outstanding and approximately 56 registered holders of record of our Common Stock. The number of shareholders of record does not include certain beneficial owners of our Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock will be VStock Transfer, LLC with offices located at 18 Lafayette Place, Woodmere, NY 11598, and a telephone number of (212) 828-8436. Our transfer agent will also serve as the Warrant Agent for the Warrants underlying the Units sold in this offering.

Dividend Policy

We have not paid dividends during the three most recently completed fiscal years and have no current plans to pay dividends on our Common Stock. We currently intend to retain all earnings, if any, for use in our business.

Listing

We have applied to have our common stock and Tradeable Warrants listed on The Nasdaq Capital Market under the symbols “KDLY” and “KDLYW,” respectively, which listing is a condition to this offering. We do not intend to apply for listing of the Non-tradeable Warrants on any exchange or market.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the years ended December 31, 2023 and 2022 should be read in conjunction with the information included under “Business,” “Selected Financial Data” and our financial statements and the accompanying notes included elsewhere in this prospectus. The discussion and analysis below are based on comparisons between our historical financial data for different periods and include certain forward-looking statements about our business, operations, and financial performance. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors described in “Risk Factors.” Our actual results may differ materially from those expressed in, or implied by, those forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Results of Operations

The following table sets forth key components of our results of operations during the years ended December 31, 2023 and 2022, both in dollars and as a percentage of our revenues.

	For the Years Ended December 31,
	2023		2022
	Amount	% of Revenues	Amount	% of Revenues

Revenues	$3,768,598	100.0%	$3,787,077	100.0%

Operating Expenses
Cost of revenues	226,166	6.0%	152,385	4.0%
Salaries and wages	3,700,967	98.2%	4,176,542	110.3%
General and administrative	1,356,048	36.0%	2,098,118	55.4%
Depreciation	105,637	2.8%	53,445	1.4%
Total Operating Expenses	5,388,818	143.0%	6,480,490	171.1%

Loss from operations	(1,620,220)	(43.0)%	(2,693,413)	(71.1)%

Other income (Expense)
Other income	58,603	1.6%	152,820	4.1%
Interest expense	(55,844)	(1.5)%	-	-%
Total Other Income	2,759	0.1%	152,820	4.1%

Net loss before income taxes	(1,617,461)	(42.9)%	(2,540,593)	(67.1)%
Income tax benefit	-	-%	-	-%
Net loss	$(1,617,461)	(42.9)%	$(2,540,593)	(67.1)%

Revenues

The Company had revenues of $3,768,598 for the year ended December 31, 2023, compared to $3,787,077 for the year end December 31, 2022. Revenues remained largely comparable to the prior year, with the decrease by $18,479, or 0.5% primarily attributable to increased discounts on patient care services offered during 2023.

Operating Expenses

Operating expenses decreased by $1,091,672, or 16.8%, to $5,388,818 for the year ended December 31, 2023, from $6,480,490 for the year ended December 31, 2022. The decrease in operating expenses is primarily due to the following:

1.	Salaries and wages decreased by $475,575, or 11.4%, to $3,700,967 for the year ended December 31, 2023, from $4,176,542 for the year ended December 31, 2022. Notably, during 2022, as part of the Company restructuring from an LLC to a corporation, common stock valued at $1,628,795 was issued to key personnel. During 2023, the decrease in salaries and wages is primarily attributed to decreased stock-based compensation in the amount of $743,385,additional wages totaling $182,129, and additional contract labor in the amount of $76,593.
2.	General and administrative expenses decreased by $742,070, or 35.4%, to $1,356,048 for the year ended December 31, 2023, from $2,098,118 for the year ended December 31, 2022. The decrease in general and administrative expenses is primarily attributed to a decrease in professional fees in the amount of $645,839, marketing in the amount of $36,573, and office expenses in the amount of $139,797, partially offset by increased rent in the amount of $79,312.
3.	Cost of revenues increased by $73,781, or 48.4%, to $226,166 for the year ended December 31, 2023, from $152,385 for the year ended December 31, 2022. The increase in cost of revenues is primarily attributed to an increase of $58,300 to our inventory reserve allowance during the current year.

Other Income

Other income decreased by $94,217, or 61.7%, to $58,603 for the year ended December 31, 2023, from $152,820 for the year ended December 31, 2022. This decrease is primarily attributable to reduced sublease income in the amount of $34,317, and lower income from affiliate programs and educational partnerships during 2023 in the amount of $64,102 when compared to 2022.

Interest Expense

Interest expense was $55,844 for the year ended December 31, 2023. Interest expense is primarily attributable to accrued interest of notes payable of $35,492 and amortization of debt discounts of $20,352. As of December 31, 2023, the remaining debt discount balance on notes payable totaled $335,523, which will be amortized to interest expense over the respective term of the notes using the effective interest method. The remaining debt discount balance of $335,523 is expected to be recognized to interest expense in the period when the IPO is consummated and the notes payable are repaid in full, which is anticipated in the second quarter of 2024.

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Net Loss

As a result of the cumulative effect of the factors described above, our net loss was $1,617,461 for the year ended December 31, 2023, compared to $2,540,593 for the year ended December 31, 2022. This represents an improvement of $923,132, or 36.3% year over year.

Net loss per share increased by $1.20, or 76.9%, to $(0.36)for the year ended December 31, 2023, from $(1.56) for the year ended December 31, 2022. The improvement in net loss per share year over year is primarily due to improvements in general and administrative and personnel expenses in 2023. Management continues to look for opportunities to leverage this improvement in operational efficiency as we look to increase sales in 2024 and beyond.

Liquidity and Capital Resources

As of December 31, 2023, we had total assets of $1,099,202, an increase of $152,204, or 16.1%, compared to $946,998 as of December 31, 2022. The increase in total assets is primarily due to an increase in cash and cash equivalents offset by decreases in property and equipment and right of use assets depreciation.

As of December 31, 2023, we had total liabilities of $1,207,614, an increase of $641,630, or 113.4%, compared to $565,984 as of December 31, 2022. This increase is primarily due to the issuance of notes payable totaling $377,388 and an increase in derivative liability of $238,000 and accounts payables and accrued expenses of $163,552, offset by the settlement of related party debt by $300,000.

We have sufficient resources to effectuate our business without additional expansion. Without additional funding, we expect to generate positive cash flows from operations, sufficient to cover our operating expenses for a period of twelve months after the date of this filing.

As of December 31, 2023, we had total stockholders’ deficit of $(108,412), a decrease of $489,426, or 128.5%, compared to stockholders’ equity of $381,014 as of December 31, 2022.

Cash Flow

During the year ended December 31, 2023, our net cash used in operating activities was $449,489, compared to $140,383 during the year ended December 31, 2022. The change in net cash from operating activities is primarily due to the decrease in stock based compensation of $1,388,309 primarily offset by the decrease in net loss.

Net cash used in investing activities was $14,420 during the year ended December 31, 2023, compared to $317,388 during the year ended December 31, 2022. The decrease in cash used in investing activities is primarily due to increased utilization of existing resources.

Net cash provided by financing activities was $802,491 during the year ended December 31, 2023, compared to $550,000 during the year ended December 31, 2022. The increase in cash provided by financing activities is primarily due to the financing of unsecured debt.

As a result of these cash flow activities, our net cash increased by $338,582, or 181.1%, from $186,918 as of December 31, 2022, to $525,500 as of December 31, 2023.

Outlook

We expect to continue investing in our growth initiatives, including expanding our client base, enhancing our service offerings, and continuing to improving our operational efficiency. We believe that these investments will support our long-term growth and profitability.

However, we recognize that there are inherent risks and uncertainties associated with our growth strategy, including the ability to maintain and grow our client base, successfully execute on our strategic initiatives, and manage our operating expenses. We will continue to monitor our financial performance and make adjustments to our growth strategy as necessary to ensure the long-term success of our business.

Effects of the COVID-19 Pandemic

The current outbreak of COVID-19 has globally resulted in loss of life, business closures, restrictions on travel, and widespread cancellation of social gatherings. While the disruption is currently expected to be temporary, there is considerable uncertainty around the duration. The extent to which the COVID-19 pandemic impacts our business will depend on future developments, which are highly uncertain and cannot be predicted at this time, including:

●	new information which may emerge concerning the severity of the disease, its relationship to other illnesses, medication interactions and side effects of treatments, protocols surrounding transmission, effects and long-term effects, among other medically related information;

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●	the duration and spread of the outbreak;

●	the severity of travel restrictions imposed by geographic areas in which we operate, mandatory or voluntary business closures;

●	regulatory actions taken in response to the pandemic;

●	other business disruptions that affect our workforce;

●	the impact on capital and financial markets; and

●	actions taken throughout the world, including in markets in which we operate, to contain the COVID-19 outbreak or treat its impact.

In addition, the current outbreak of COVID-19 has resulted in a widespread global health crisis and adversely affected global economies and financial markets, and similar public health threats could do so in the future. If the disruptions posed by the COVID-19 pandemic or other matters of global concern continue for an extensive period of time, the operations of our business may be materially adversely affected.

To the extent the COVID-19 pandemic or a similar public health threat has an impact on our business, it is likely to also have the effect of heightening many of the other risks described in the “Risk Factors” section.

Critical Accounting Policies, Estimates and Assumptions

Use of Estimates. The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities, at the date of and during the reported period of the financial statements. Actual results could differ from those estimates. We evaluate our estimates and assumptions on an ongoing basis.

Revenue Recognition. The Company records revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers.” Revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, the Company applies the following five-step approach: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as a performance obligation is satisfied.

The Company primarily recognizes revenue from: (i) patient care services related to medical evaluation and treatment and (ii) product retail sales.

Revenue from patient care services, which relates to medical evaluation and treatment, is reported at the amount reflecting the consideration to which the Company expects to be entitled in exchange for providing these services. These amounts are due from patients, third-party payors (including Medicare, Medicaid, and commercial insurance payers), and others. The patient is considered the Company’s customer, and a signed patient treatment consent typically constitutes a written contract between the Company and the patient. Patient care services are considered discrete and are initiated and concluded at the patient’s discretion, which occurs each individual appointment. Generally, the Company satisfies its performance obligations at a point in time, specifically when it has the right to invoice the customer for the work completed, which usually occurs on an interaction basis for the work performed during any given billable interaction. The Company has determined that the underlying nature of the services provided remains consistent across different payor types. Consequently, the Company utilizes a portfolio approach to assess price concessions in its contracts with patients. The Company recognizes revenue for patient care services net of price concessions, which include contractual adjustments provided to third-party payors, discounts offered to uninsured patients in accordance with the Company’s policy, and/or implicit price concessions extended to patients. Implicit price concessions, representing differences between the amount the Company expects to receive from patients and standard billing rates, are accounted for as contractual adjustments or discounts, deducted from gross revenue to calculate net revenues. The Company bases its estimates of contractual adjustments and discounts on contractual agreements, its discount policies, and historical experience.

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Revenue from retail sales is recognized when control of the goods is transferred to the customer. This occurs when the customer can direct the use of, and obtain substantially all benefits from, the Company’s products, generally at the time of shipment or customer pickup. Revenue is recorded at the net sales price, which includes estimates of variable consideration such as product returns, rebates, discounts, and other adjustments. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues.

Impairment of Long-Lived Assets. The Company reviews the carrying value of long-lived assets such property and equipment and right-of-use (“ROU”) assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets might not be recoverable. These events and circumstances may include significant decreases in the market price of an asset or asset group, significant changes in the extent or manner in which an asset or asset group is being used by the Company or in its physical condition, a significant change in legal factors or in the business climate, a history or forecast of future operating or cash flow losses, significant disposal activity, a significant decline in the Company’s share price, a significant decline in revenue or adverse changes in the economic environment. If such facts indicate a potential impairment, the Company would assess the recoverability of an asset group by determining if the carrying value of the asset group exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the assets over the remaining economic life of the primary asset in the asset group. If the recoverability test indicates that the carrying value of the asset group is not recoverable, the Company will estimate the fair value of the asset group using appropriate valuation methodologies, which would typically include an estimate of discounted cash flows. Any impairment would be measured as the difference between the asset group’s carrying amount and its estimated fair value.

Stock-Based Compensation. We recognize the fair value compensation cost relating to stock-based payment transactions in accordance with ASC Topic 718, “Share-Based Payments.” Under the provisions of ASC 718, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized on a straight-line basis over the employee’s requisite service period, which is generally the vesting period. The fair value of our stock options is estimated using a Black-Scholes option valuation model. Restricted stock awards are valued based on the closing stock price on the date of grant (intrinsic value method). The Company has elected to recognize forfeitures as they occur.

On January 5, 2024 the Company issued Incentive Stock Options to various employees of the Company, resulting in the award of 5,805 Incentive Stock Options with and exercise price of $5.50, an effective grant date of January 2, 2024 and a vesting date of July 1, 2024. The Company has no stock awards currently outstanding; all outstanding awards have been fully expensed and there are no outstanding award expenses for 2024.

Embedded Derivative Liabilities. The Company evaluates the embedded features in accordance with ASC Topic 480, “Distinguishing Liabilities from Equity,” and ASC Topic 815, “Derivatives and Hedging Activities.” Certain conversion options and redemption features are required to be bifurcated from their host instrument and accounted for as free-standing derivative financial instruments should certain criteria be met. The Company applies significant judgment to identify and evaluate complex terms and conditions of all of its financial instruments, including notes payable, to determine whether such instruments are derivatives or contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract and the features of the derivatives. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period.

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Plan of Operation

The 2024 operational plan consists of:

1.

Continued establishment and expansion of current and associated service lines within the scope of KindlyMD’s operations. The expansion of pain management services with integrated behavioral health will be our central focus as we continue to expand into new Utah based locations. KindlyMD may also expand upon its existing service lines. We are in the early stages of development. The types of opportunities we intend to explore include acquisition of existing pain clinics, behavioral health clinics, or other traditional medical clinics, which may have characteristics to include credentialing of insurance payers, patient base primarily of chronic pain patients, located in markets with existing or nascent medical marijuana programs within their respective locations.

At present, our operations are solely based in Utah and we have not currently targeted or planned specific expansion into other states. Given the complex, state-specific regulatory landscape of the cannabis industry as well as the healthcare industry, expanding our operations will necessitate extensive preparation and understanding of the relevant regulations, licensure, and registration requirements in any such state. Each state has a unique set of rules and regulations pertaining to the use, possession, production, and distribution of medical prescription services and medical cannabis use by patients and consumers. Consequently, any potential expansion will involve a careful evaluation of the state-specific regulatory environment, ensuring full compliance with all requisite laws and regulations to prevent legal ramifications.

The company has not taken concrete steps to expand into markets outside of Utah as of this filing, nor have we identified any additional clinic locations or acquisitions or entered into any agreements or commitments for any material acquisitions or investments.

2.	Adopt a comprehensive branding, marketing, digital and social media strategy for its revenue lines. Marketing is currently based in-house with supplemental contracted work on an as needed basis. We have an in-house content creation team which maintains expertise in promoting the safe and effective use of non-opioid products, including medical cannabis, where legal markets allow for its consumption. KindlyMD also aggressively markets its services through paid channels including but not limited to paid online advertising, social media, emails to a list of 32,000 contacts and patients, podcasting, YouTube channel content, blogging, press releases, and more.

3.	Acquisition growth strategy. KindlyMD will continue to leverage its growth potential as a leader in specialized data collection and healthcare in the opioid and alternative medicine space. We have not identified specific acquisition targets to disclose as of this offering. We intend to research and negotiate acquisitions as much as we are able. We seek out specialty clinics focused on opioid or non-opioid evaluation and management of pain and other chronic illnesses. Clinics with large patient numbers that are and are not involved in state legal medical cannabis programs, where patients are not able to receive behavioral healthcare, addiction services, or prescription management and education. These programs will be evaluated by a small team led by the CEO, COO, and consultant evaluators in order to acquire them as wholly owned subsidiaries or integrated healthcare clinics.

4.	Apply for Grant funding through US and State funded opioid and stimulant misuse programs. In May 2022, President Biden announced grant funding for improved substance use disorder treatment and mental health services. $1.6 Billion was announced awarded in September 2022. No specific government funding programs have materially impacted our operations and therefore have not impacted our operating results. We expect no change to this in the foreseeable future. We plan to watch closely for funding opportunities in 2024, contracting with a grant funding analyst to work on increasing KindlyMD’s capacity for government grants related to services of opioid treatment, education, and addiction mitigation with the proceeds from this offering.

a. Data Collection and Research

Data collection, research, and analyzation are core tenets within KindlyMD and will continue through the 2024 operational plan and beyond. Key implementation projects may allow us to improve clinical research and development of best practice guidelines within the pain treatment market as well as develop products and services to enhance opioid prescription safety and risk mitigation programs for patients. The main data collection and research projects in 2024 are as follows:

●	Clinical process customization of integrated behavioral health team models and documentation standardization. Highly focused patient evaluations and efficient documentation methods may produce clinical data sets that illustrate and help produce potentially highly effective patient treatment methods. Bringing behavioral healthcare in-house allows for BHC and prescriber to work together in real-time and coordinate care plans. This allows us to create standard workflows based on provider/patient interaction. This can be both art and science and may yield new processes that could improve patient outcomes in relation to the opioid epidemic in the United States. Specifically, by reducing the time to coordinate care, improving patient engagement and compliance, and collecting both prescriber and behavioral clinical data sets in one integrated system.

●	Interface creation between Electronic Health Record systems and Cloud Data Models (Health Cloud). Data points gathered from staff, providers, patients, and third parties, are entered into multiple systems with discreet data fields and reporting capabilities. We take this data, collate it, and analyze it to identify potentially efficacious treatment methodologies. Large data sets of this type may have many applications that could range from improved patient outcomes to licensed access.

●	Data extraction and analytics may be used to create a Data Lake. A data lake is a centralized repository designed to store, process, and secure large amounts of structured, semi structured, and unstructured data. It can store data in its native format and process any variety of it, ignoring size limits. This level of ability and agility in the healthcare data field can be combined with machine learning and may be extremely productive and lucrative in its application.

●	Continued enhancements to data security policies and protocols. The healthcare and technology industries have constantly changing and increasing requirements. It is imperative that we remain abreast of current and emerging technologies if we wish to be at the forefront of the fight against the opioid epidemic. It is our plan to constantly assess and improve our processes, policies, and procedures to safeguard our data and our patients.

●	Integration with internal and partner resources. Kindly may work with partners, vendors, third parties, as well as internally to enhance the flow of bi-directional information where possible. Once created, integrations of this type can greatly increase the speed of information gathering and data research and may even be licensed for use with other entities.

b. Outpatient Medicine (Pain Clinic Medicine)

KindlyMD will expand services of outpatient evaluation and management of chronic pain patients as well as patients seeking management of alternative, non-opioid medicine. This effort will initially include expansion of services within the Utah market, leasing of a larger facility in Utah or Weber County, and may include expansion into the Southern Utah market. Expansion will increase the KindlyMD labor force in a linear fashion of approximately one employee for every 250 new patients acquired. KindlyMD has been able to hire highly skilled and motivated individuals who advocate for non-opioid drugs and who are motivated to be involved in the deprescribing movement. We anticipate increasing labor costs due to macroeconomic factors.

Clinic operations will continue to require a high number of licensed prescribers and a growing number of licensed clinical behavioral therapists and consultants. We intend to maintain approximately one licensed provider (MD, NP, PA) and one licensed Behaviorist per 3,000 active patients in the outpatient program. Growth of the program will also require an increasing number of Licensed Clinical Social Workers (LCSW) at a rate sufficient to maintain patient care and capacity. We anticipate four or more LCSW hires in 2024 in the Utah market.

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KindlyMD is one of the largest providers of medical evaluation and management services related to treatment recommendations within the medical cannabis program in Utah and the only service provider of it’s kind with Medicare, Medicaid and Commerical insurance payer contracts. We plan to continue this service line as a core revenue driver and awareness builder. KindlyMD treated 18,930 patient visits during 2023, and we have continued to see increases year over year. As of May 3, 2023, our lobbying efforts were successful; Utah increased the number of patients each registered provider may recommend medical cannabis for to one and one-half percent (1.5%) of the total patient population. Furthermore, patients who are treated by providers contracting with insurance to see said patients are not counted against that cap. Operationally, we anticipate this will help fuel continued growth of our patient base and revenue through 2024.

Our model of healthcare blends prescribers and licensed behavioral health clinicians into patient care plans at the point of service. Although there are a number of small to large networks using this model in low-income and high-risk population care, we know of no other large pain clinic in Utah, or the US, which uses this integration model. Importantly, we are also one of a limited number of specialty providers who allow patients to utilize non-opioid alternative medications, such as medical cannabis, concomitantly with opioids under guided supervision by a licensed integration team that also received reimbursement from Medicare, Medicaid, and large commercial insurance payers in our market, such as Select Health.

c. Education Partnerships

KindlyMD targets education to aid at-risk communities of patients effected by the opioid epidemic and in order to improve access to non-opioid pain management as well as improve current prescribing and risk mitigation practices within patient groups who are at higher risk of opioid complications.

As KindlyMD grows, educational training and partnerships with local organizations will expand. Training will require developing further behavior integration process manuals and development of internal training protocols. Due to limited psychological integration with prescription medicine practices, these training tools will require custom development internally. Full-time training and implementation staff will be hired to facilitate these outlined processes and ensure appropriate adherence to the program.

d. Service Affiliate Agreements

KindlyMD plans to partner with local healthcare clinics and product suppliers in geographic markets to maximize our ability to increase service and product offerings to more individuals, mostly through referrals. We partner with local healthcare clinics, individual providers and administrators at the local Veterans Administration (VA), as well as organizations specializing in specialized procedures, treatments, and behavioral therapy. These include verbal referrals and cooperation in patient care plans which may include services provided by different clinics. These service agreements are governed by a healthcare Business Associate Agreement (BAA) as well as financial contracts, where necessary. No written financial agreements are in place at the time of this filing. KindlyMD plans to increase affiliate agreements thru 2024.

Our BAA with local healthcare clinics, manufacturers and vendors includes written description of obligations and activities of the business associate, explaining that the associate will not use of disclose Protected Health Information (PHI) other than as permitted or required by the Agreement or as required by law. It also states that the associate will use appropriate safeguards to prevent the use or disclosure of PHI. The Company does not currently have vendors or associates that review predictions or inferences made by AI. Furthermore, the BAA specifies situations in which the associate is allowed to use and disclose PHI. This could be for the purposes of the services they provide, or for managing and administering their own business. The Company is responsible for notifying the associate of any limitations in its notice of privacy practices, changes in and individual’s permission to use PHI, and any restrictions on the use of PHI. The term of the BAA is specified in each BAA and termination provisions allow for termination of the BAA if the associate violates a material term of the Agreement. Otherwise the BAA remains in effect until written notice of termination.

e. Retail Sales

In early 2023, the company expanded retail sales to include full-spectrum hemp-based products. Our mission is to enhance our patient’s and customers’ overall quality of life and reduce the use of prescription medications, specifically opioids. The company’s product offerings contain a variety of cannabinoids and terpenes, in addition to CBD, while maintaining THC amounts within the limits set in the 2018 Farm Bill. KindlyMD will continue to offer retail products to patients and customers through in-clinic and online retail sales.

Kindly MD’s Commercial operations are in Salt Lake City, Utah.

No assurances can be given that any of these plans will come to fruition or that if implemented they will necessarily yield positive results.

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BUSINESS

Overview

KindlyMD is a holistically focused pain management clinic and healthcare data company formed in 2019. KindlyMD offers direct health care to patients integrating prescription medicine and behavioral health services to reduce opioid use in the chronic pain patient population. Its specialty outpatient clinical services are reimbursed by Medicare, Medicaid, and commercial insurance contracts as well as offered on a fee-for-service basis. The Company offers evaluation and management, including, but not limited to chronic pain, functional medicine, cognitive behavioral therapy, recovery support services, overdose education efforts, peer support, limited urgent care, preventative medicine, medically managed weight loss, and hormone therapy. KindlyMD believes these methods to be superior in managing the root cause of symptoms and improve outcomes while lowering dependency on opiates. Through its focus on an integrated model of prescriber and therapist teams, KindlyMD develops patient-specific care programs with a specific mission to reduce opioid use in the patient population while successfully treating patients with evidence based behavioral therapy and non-opioid alternatives.

Beyond its treatment of patients, KindlyMD collects data focused on why and how patients turn to alternative treatments to reduce prescription medication use and addiction. The Company captures all relevant datapoints to assist and appropriately treat each individual patient. This also results in valuable data for the company and the company’s investors. We strive to become a source for evidence-based guidelines, data, and education in the fight against the opioid crisis in America.

KindlyMD offers direct healthcare focused on what patients want and need, not what the doctor wants or needs. Its prescribers and therapists listen, use data and evidence, then help patients decide on a care plan. Through its focus on the de-stigmatization of behavioral healthcare, alternative therapies, and by taking a collaborative approach to counsel patients on every option available to them, KindlyMD is develops patient-specific care programs that embed behavioral therapy in every visit. KindlyMD providers are experts in de-prescribing and using alternatives to opioids, such as medical cannabis, Ketamine infusion therapy, and other prescription and non-prescription alternatives.

To further reduce inefficacious and opioid use we destigmatize behavioral health by embedding behavioral health into every program we offer. Sessions are reimbursed by insurance contracts or paid out of pocket. Additional work is done for addictions counseling, naloxone education, and risk mitigation strategies as part of our work on the Biden-Harris opioid initiative which places emphasis on decreasing overprescribing while improving access to addiction treatment and mental health initiatives. We offer naloxone to each chronic opioid patient as well as education and monitoring for addiction and recovery through the integrated model.

KindlyMD is most successful when patients report positive health outcomes as a result of our care. KindlyMD embeds prescribers with behavioral health consultants to develop person-specific care programs for patients. Its medical advisory committee evaluates the efficacy of those programs. Impact goals are set within individual programs and measured against national benchmarks and “Clinical Quality Measures.”

KindlyMD’s medical advisory committee is comprised of at least four individuals, including an MD, licensed behavioral health clinician, Advanced Practice Clinician, and a care coordinator. Individuals are appointed to the committee by the Board of Directors. The committee is responsible for reviewing Clinical Quality Measures for each calendar year, reviewing patient outcomes, and making recommendations for improvement in treatment protocols.

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KindlyMD’s Clinical Quality Measure goals for 2024 include:

● Opioid dose reduction at a level pain scale rating

● Pain brought under control within 48 hours

● Preventive Care and Screening: Screening for depression and follow-up plan

● Functional status change for patients with low back pain

● Implementation of improvements causing more timely communication of test results

In August and September of 2022, KindlyMD collected voluntary responses from 1,157 of our patients. This data was collected through a voluntary response follow-up survey. Data was anonymized for patient privacy. Patients were asked to answer this question relative to their experience using medical cannabis under our care over the previous six months.

Beyond its treatment of patients, KindlyMD collects data focused on why and how patients may turn to non-opioid alternatives to reduce prescription medication use and addiction. The Company captures all available data from patient visits (including prescriptions, use history, purchase history, and trauma history) and is the only known alternative medicine data source of its kind in Utah. Such data is used to study the effects and habits of patients using alternative treatments versus traditional medications, primarily in the pain and addiction space and medical cannabis space.

KindlyMD’s Role in Fighting the Opioid Epidemic

Sixty nine percent of Americans aged 45-64 use prescription medication, and most of these prescriptions do not help enough to offset the significant risks associated with long term side effects or do not help at all. Over age 65, it gets much worse, with opioids and benzodiazepines the most worrisome. Almost 108,000 Americans died of overdose in the U.S. in 2021 spurring the government to initiate the largest opioid treatment grant funding ever. Yet the opioid market is forecast to grow 3.5% year over year despite heavy regulations and stricter guidelines for providers who prescribe opioids. The aging U.S. population will increase the diagnosis of osteoarthritis beyond 67 million individuals by 2025 and about 100 million Americans suffer from chronic pain each year.

Rising demand for surgeries, increasing awareness, availability of treatment options, and the willingness to seek treatment are expected to complement the growth of the population of patients seeking treatment for pain and/or chronic pain medication use. Furthermore, while non-opioid treatment options, including medical cannabis, are becoming much more widespread, they are not included in clinical guidelines in any helpful fashion. Doctors are not trained in non-opioid alternatives and generally feel unprepared to prescribe or recommend alternatives to opioids. Only 1 in 10 medical doctors are prepared to recommend these non-opioid drugs in their practice.

A growing number of adults are using long term medications that they do not need. Many of these medications cause long term negative side effects and even death. Few providers offer education and guidance around formulary products with simple guidelines targeted to reducing dangerous opioid use. Research on patient behavior and non-opioid alternative use is lacking quality and consistency in large part due to the patchy regulatory framework, inadequate training, and stigma. Patients often seek out alternative medical interventions or turn to dangerous drugs such as fentanyl when traditional healthcare systems fail to meet their needs. Additionally, mental health stressors are known to contribute to chronic medical illness and have skyrocketed in the past three years.

Life stressors and trauma, stress-related physical symptoms, and ineffective patterns of healthcare utilization led KindlyMD to develop a holistically focused solution for patients. KindlyMD offers direct health care focused on prescribing what is needed and getting rid of what is not, blending prescription medicine, behavioral health services, and alternative medicine at an affordable rate. This increases access for the many patients seeking treatment who now have a clear path of integrated medical care. It also focuses data and evidence collection on the patients and their treatment programs in order to develop clear clinical guidelines, services, and products designed to lower opioid use and improve outcomes using the safest and most effective products and services available.

The four pillars of KindlyMD are:

1.	Listen. KindlyMD is the first healthcare company of its kind to blend prescriptions, behavioral health services, and alternative medicine to create custom, personalized care plans for patients.

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2.	Integrate. Each “Integration Team” consists of a prescriber, BHC (Behavioral Health Clinician), and Care Coordinator — because it works best when everyone is on the same team under the same roof. Our care is outcome-focused by being patient-focused.

3.	Track. KindlyMD captures and tracks unique and sought-after patient data. Our national database strives to be a large non-opioid alternative medicine data source working to end the opioid epidemic.

4.	Understand. KindlyMD understands the burden of the opioid epidemic on at-risk populations. KindlyMD connects at-risk veterans, the terminally ill, and low-income individuals with healthcare resources and education through its charitable care.

KindlyMD Headquarters

Our headquarters are located at 5097 S 900 E, Suite 100 Salt Lake City, UT 84117.

Our headquarters include 5,321 square feet of clinic and office space in Murray Utah. This offers up to ten exam and consultation rooms to our local clinical capacity. We will also use this flagship location as a training facility for new providers and staff to learn the integrated behavioral medical model.

Business Revenue Streams

We currently earn revenue through (i) patient care services related to medical evaluation and treatment and (ii) product retail sales. Our forecasted plan is to operate across various revenue streams: (i) medical evaluation and treatment visits reimbursed by Medicare, Medicaid, and commercial insurance payers as well as self-pay services, (ii) data collection and research, (iii) education partnerships, (iv) service affiliate agreements, and (v) retail sales.

KindlyMD is a licensed healthcare facility performing evaluation and management for non-emergent conditions in a direct care and insurance reimbursed model. KindlyMD focuses primarily on three visit types. 1) Patients with pain who are using opioid medications, 2) patients seeking evaluation and management for non-opioid alternative treatments that require the recommendation of a licensed prescriber. 3) Behavioral Therapy and guided therapy visits billed through traditional insurance or out of pocket.

Patients who are using opioid medications or those seeking evaluation for non-opioid alternatives

New patients are billed an initial evaluation fee of $149-249 and subsequent visit fees of $119-189, plus labs and testing on an individual basis as needed. Visits are required once per month for programs involving the management of an opioid medication. Payments are received from patients directly or reimbursed from Medicare, Medicaid, or commercial insurance contracts.

KindlyMD treated 18,930 patient visits during 2023 under this program in Utah.

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Behavioral Therapy and guided therapy visits billed through traditional insurance or out of pocket

Behavioral health therapy visits are integrated into the Company’s clinical model and also performed either on a fee for service basis or reimbursed through traditional insurance contracts. The clinical model includes targeted behavioral therapy for 15-minute sessions at each visit, plus the Company offers 50-minute therapy sessions with licensed therapists trained in trauma-based therapy.

Data Collection and Research

KindlyMD collects valuable data from interactions with people online, via telecommunication, and patient interactions and through our products. Clients provide some of this data directly, as do clinicians and staff, by collecting data about interactions, product and medication use, experiences, and behavior. The data we collect depends on the context of the interactions with KindlyMD and the choices people make, including their privacy settings and the products and features they use. We also obtain data about customers, patients, and clients from third parties.

We gather information from our patients and potential clients through various online and paper forms, such as self-screening forms, that may collect demographic, clinical, medical or preferences from the person. We provide clear consent procedures during this process, outlining the use of data, and allowing for changes in preferences at any time. Interactions with our patients and clients can occur online through forms, product purchases, or service requests, through telecommunication/web chat support requests, or through the analysis of product and service sales.

Clinical and demographic data are particularly useful in understanding the needs of patients. This includes information such as names, addresses, income levels, household indicators, diagnosis, symptoms, medical history, and social history, along with data from purchased products from websites and clinics, including item types, quantity, and average time before next purchase. Information about medical conditions and medications used provides insights into the healthcare requirements of individual patients. These insights can help tailor our services to better meet patient needs and contribute to improved health outcomes. We also leverage physical addresses to identify potential marketing areas in local markets and for targeted expansion discussions.

Patient data is governed by HIPAA. Patients consent to allow KindlyMD use of their data upon signing up for our services. When we collect demographic or medical data during appointments and questionnaire gathering, we inform the patient that their information is protected under HIPAA and that we will not share private health information with other institutions or individuals without the patient’s consent. Patients, clients, and customers of KindlyMD have choices when it comes to the technology they use and the data they share. If someone chooses not to share their data with KindlyMD, we may not provide services. Where providing data is optional, clients, patients, and customers are offered the choice to provide the data or not to.

In collecting data from these interactions, we combine data we collect from different contexts or obtain from third parties to provide a more seamless, consistent, and personalized experience, to make informed business decisions, to make clinical decisions, and for other legitimate business purposes.

Our processing of personal and healthcare data for these purposes includes both automated and manual (human) methods of processing. Our automated methods often are related to and supported by our manual methods. For example, our automated methods may include artificial intelligence (AI), which is a set of technologies that enable computers to perceive, learn, reason, and assist in decision-making to solve problems in ways that are similar to what people do. We are currently training machine learning processes within our Microsoft environment to improve categorization of patient needs and use prepopulated AI models, like ChatGPT from OpenAI, to help us leverage data.

We utilize advanced artificial intelligence technology, such as OpenAI, within our Microsoft environment to help gather data and create operational plans. This use of AI enables us to strategize the use of the data we collect more effectively, resulting in improved business operations and patient services. This technology is being leveraged alongside Azure Machine Learning processes to help categorize and identify trends in various data sets, including what brings a patient to our clinic, from where and under what pretexts.

This information gathered resides in our database, where we have business agreements with each entity accessing this system. A manual review may be conducted by KindlyMD employees or vendors who are working on KindlyMD’s behalf.

We share personal data with consent or to complete any transaction or provide any product an individual has requested or authorized. We also share data with KindlyMD controlled affiliates and subsidiaries; with vendors working on our behalf; when required by law or to respond to legal process; to protect our customers; to protect our customers and patients; to protect lives; to maintain the security of our products; and to protect the rights and property of KindlyMD and its customers and patients.

KindlyMD is required to protect the information it collects and maintains. KindlyMD respects the right to privacy and will protect the information it maintains about clients and patients in accordance with all required laws, regulations and standards. All healthcare research and published data regarding clinical outcomes is anonymized and governed by HIPAA. Personally identifying information is protected and removed from any research, publication, or sale to a third party.

Education Partnerships with various entities

KindlyMD has a combined reach of 32,000 email contacts and 17,743 YouTube subscribers that have opted-in to our education and marketing communication. We strive to build a large audience of those seeking honest, evidence-based, holistic and practical information about alternatives to opioids. Our in-house education center creates educational content for all KindlyMD’s programs.

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Affiliate Agreements

KindlyMD networks with local healthcare clinics and product manufacturers in geographic markets to maximize our ability to increase service and product offerings to more individuals, usually through referrals. We work with local healthcare clinics, the providers and administrators at the local Veterans Administration (VA), including those specializing in the evaluation and management of similar conditions as well as organizations specializing in specialized procedures, treatments, and behavioral health therapy. These include verbal referrals and cooperation in patient care plans which may include services provided by different clinics. In the future, KindlyMD may also sublease space within a primary clinic in order to expand services by an affiliate organization. These service agreements are governed by a healthcare Business Associate Agreement (BAA) as well as financial contracts, where necessary.

Retail Sales

In early 2023, the company expanded retail sales to include full-spectrum hemp-based products. Our mission is to enhance our patient’s and customers’ overall quality of life and reduce the use of prescription medications, specifically opioids. The company’s product offerings contain a variety of cannabinoids and terpenes, in addition to CBD, while maintaining THC amounts within the limits set in the 2018 Farm Bill.

Product Description

We purchase finished products supplied by third party, licensed hemp-manufacturers with whom we have no material written agreements related to their licensing to process hemp. All products are approved for sale in Utah and registered by the Utah Department of Agriculture, Division of Industrial Hemp and Medical Cannabis (UDAF). Additionally, in order to sell hemp products in Utah, we must register as a hemp retailer through UDAF, each calendar year, for $50.

Beyond the federal guidelines, which are further described in the section “Government Regulations,” hemp products registered in Utah after May 3rd, 2023, cannot exceed a total of THC and any THC analog that is greater than 5 milligrams per serving; and 150 milligrams per package or be sold to persons under 21 years of age.

Our Competitive Strengths

KindlyMD is one of the largest providers of medical evaluation and management services related to treatment recommendations within the medical cannabis program in Utah, serving over 56,952 visits as of this filing. Our model of healthcare is unique in Utah, blending prescribers and licensed behavioral health clinicians into every patient care plan. We know of no other large pain clinic in Utah that utilizes this integration model. We are one of a limited number of specialty providers who allow patients to utilize non-opioid alternative medications with their opioids with supervision by a licensed prescriber that receives reimbursement from Medicare, Medicaid, or commercial insurance payers for services. Our competition are pain clinics as well as other non-opioid specialty alternative medicine clinics in Utah. KindlyMD providers are experts in de-prescribing and using alternatives to opioids, so much so that in a survey of 1,157 our patients, 88% of our patients saw a reduction in other medication in just 6 months.

In additional to its in-person clinics, KindlyMD offers telehealth online to patients in the Utah market where the standard of care is the same as in-person visits. KindlyMD believes its business model could thrive in other states where a pain clinic can build a profitable base in treating pain patients with prescription medication regardless of the state-legal alternative, non-opioid options available to patients. With KindlyMD’s data driven model, positive outcomes could contribute to more favorable legislation toward many non-opioid alternative medication options in the US, such as cannabis and psychedelics to augment treatment protocols.

In addition, KindlyMD’s significant database and data collection model sets it apart from its competitors. Visits may be charted by two clinicians, one prescriber and one BHC. This data focuses on why and how patients may turn to alternative medicine to reduce prescription medication use and addiction and is a valuable tool in establishing treatment protocols and advocating the medical and pharmaceutical industries for more diverse treatment options. We know of no other data pool or data collection model that matches this specificity or level of functionality.

Competition

KindlyMD’s patient services faces competition from existing chronic pain clinics, alternative pain treatment centers, and direct to patient healthcare subscription companies (such as goforward.com or Medalus). Competition also comes from behavioral integration company EvolvedMD who are a behavioral health company embedding BHC’s into existing clinics in Arizona and Utah through an affiliate model. Further, it also faces competition from other non-opioid focused healthcare data collection companies. However, the Company believes that there is a high barrier for entry in this industry that requires specialized expertise, licensure, and significant capital. The Company believes it can compete with these other companies due to the experience of the team and the unique model of healthcare provided.

Marketing and Customers

KindlyMD uses various marketing techniques to advertise its services and attract potential new clients and patients. Such techniques include releasing podcasts and posting videos on a YouTube channel with more than 18,000 subscribers, aggressive online and social media marketing, billboard campaigns in target markets, publishing research, and participating in speaking engagements.

KindlyMD has two specific target markets: patients and businesses. KindlyMD attempts to target patients suffering from chronic pain, adults on opioids or more than one prescription medication, and adults seeking access to medical cannabis in state-legal markets. Further, the Company targets businesses looking for data resources, clinic operations and centers dedicated to wellness, research and analysis, market research, and consumer analyses.

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Corporate History

On December 2, 2019, the Company filed their original articles of organization with the state of Utah under the name “Utah Therapeutic Health Center, PLLC.”

On April 15, 2020, the Company filed Articles of conversion with the State of Utah converting the entity from a PLLC to an LLC.

On March 11, 2022, the Company filed Articles of Conversion with the State of Utah converting the entity from a limited liability company to a corporation and formally changing the name of the Company to “Kindly MD, Inc.”

On July 5, 2022, the Company filed Amended and Restated Articles of Incorporation with the State of Utah, adding a preferred class of stock to its authorized shares and increasing the amount of common shares authorized, among other corporate governance matters.

Intellectual Property

The Company’s trademarks, for the word “KindlyMD” and the flower-like logo, were filed on November 9, 2022 and registered on December 12, 2023, associated with “Alternative medicine services; Medical clinic services; Mental health therapy services; Physician services; Provision of health care and medical services by health care professionals via the Internet or telecommunication networks”.

Properties

Currently, the Company operates at the following locations:

5097 S 900 E, Suite 100, Salt Lake City, UT 84117. The lease commenced on October 1, 2022, and is for a term of 52 months. The monthly base rent is $6,873 with scheduled increases.

In Millcreek, Utah at 740 E 3900 S, Suite 108 Salt Lake City, Utah 84107. The lease renewal commenced on July 1, 2023, and is for a term of 12 months. The monthly base rent is $2,350.

In Ogden, Utah at 2485 Grant Ave, Suite 105 Ogden, Utah 84401. The lease renewal commenced on September 1, 2023, and is for a term of 12 months. The monthly base rent is $978.

In Bountiful, Utah at 580 W 100 N, Suite 4 Bountiful, Utah 84010. The lease commenced on June 1, 2021, and is for a term of 48 months. The monthly base rent is $1,152 with scheduled increases.

In Provo, Utah at 222 Draper Lane, Suite 2 Provo, Utah 84601. The lease commenced on March 1, 2021, and is for a term of 58 months. The monthly base rent is $400 with scheduled increases.

Seasonality

Full healthcare clinics and data collection and research businesses typically operate on a full-time basis, twelve months a year, without much seasonal impact or variation.

Employees and Human Capital

We currently have a total of 65 employees, consisting of 23 full-time employees and 42 part-time employees.

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Government Regulation

We are subject to local, state, federal and international laws, statutes, rules, policies, and regulations (collectively “Regulations”) that relate directly or indirectly to our operations. These include health practices, privacy, and data protection regulations. Our business operations involve the collection, transfer, use, disclosure, security, and disposal of personal or sensitive information. As a result, our business is subject to complex and evolving U.S. and international laws and regulations regarding privacy and data protection. We are also subject to common business and tax rules and regulations pertaining to the operation of our business. Below is a discussion of the federal and state-level regulatory regimes in those jurisdictions where we are currently directly involved.

We are subject to the Controlled Substances Act (CSA) as enforced by the Drug Enforcement Administration (DEA). The CSA is the federal U.S. drug policy under which the manufacture, importation, possession, use, and distribution of certain narcotics, stimulants, depressants, hallucinogens, anabolic steroids, and other chemicals are regulated. The DEA is the federal agency responsible for enforcing the CSA. A pain clinic that prescribes opioids must register with the DEA and follow strict record-keeping, reporting, and security measures to ensure that these substances are not misused. Non-compliance can result in substantial penalties and criminal charges.

Food and Drug Administration (FDA): The FDA is responsible for protecting the public health by ensuring the safety, efficacy, and security of drugs, biological products, and medical devices. Our clinic must only use FDA-approved medications and devices, and follow FDA guidelines in their use.

Utah State Medical Boards: Each state has its own medical board that licenses and regulates physicians and other healthcare professionals. They also establish rules for clinics and the prescribing of controlled substances. WE are subject to the Utah Department of Professional Licensing with regard to our Nurse Practitioners, Physicians Assistant, Medical Doctors, Phycologists, and Licensed Clinical Social Workers to maintain licensing.

Health Insurance Portability and Accountability Act (HIPAA): HIPAA sets national standards for the security of electronic health care transactions, the privacy of health information, and the conduct of healthcare providers. We must have systems in place to protect patient privacy and maintain data security.

Centers for Medicare & Medicaid Services (CMS): If or when KindlyMD treats Medicare or Medicaid patients, CMS rules dictate regarding billing, reporting, and patient care guidelines.

Federal Regulation of Cannabis

In 2005, the U.S. Supreme Court ruled that Congress has the power to regulate cannabis.

The U.S. federal government regulates drugs through the Controlled Substances Act, which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I controlled substance. A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The Department of Justice defines Schedule I drugs, substances or chemicals as “drugs with no currently accepted medical use and a high potential for abuse.” However, the Food and Drug Administration has approved Epidiolex, which contains a purified form of the drug CBD, a non-psychoactive ingredient in the cannabis plant, for the treatment of seizures associated with two epilepsy conditions. The Food and Drug Administration has not approved cannabis or cannabis compounds as a safe and effective drug for any other condition. Moreover, under the 2018 Farm Bill or Agriculture Improvement Act of 2018 legalized the regulated production of hemp, which is defined as cannabis with less than 0.3% THC by weight. All KindlyMD products contain less than 0.3% THC by weight

FDA and Hemp Products: The FDA regulates products containing cannabis or cannabis-derived compounds under the Federal Food, Drug, and Cosmetic Act (FD&C Act). The FDA currently prohibits THC or CBD products from being sold as dietary supplements or in food interstate commerce. Any product marketed with a therapeutic claim must be approved by the FDA before it can be sold.

KindlyMD does not market or sell products as dietary supplements or food, and makes no health claims on any of the aforementioned products sold.

Marijuana is largely regulated at the state level.

State laws that permit and regulate the production, distribution and use of cannabis for adult use or medical purposes are in direct conflict with the Controlled Substances Act, which makes cannabis use and possession federally illegal. Although certain states and territories of the U.S. authorize medical and/or adult use cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, use, cultivation and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts under federal law under any and all circumstances under the Controlled Substances Act. Although our activities are believed to be compliant with applicable state and local laws, strict compliance with state and local laws with respect to cannabis may neither absolve us of liability under U.S. federal law, nor may it provide a defense to any federal proceeding which may be brought.

The risk of federal enforcement and other risks associated with our business are described in the section entitled “Risk Factors.”

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Regulation of the Cannabis Market at State and Local Level

The Utah Medical Cannabis Act (H.B. 3001 Utah Medical Cannabis Act) directs the Utah Department of Health (UDOH) to issue medical cannabis cards to patients, register medical providers who wish to recommend medical cannabis treatment for their patients, and license medical cannabis pharmacies. Physicians, Advanced Practice Registered Nurses, and physician assistants who are licensed to prescribe a controlled substance are allowed to recommend medical cannabis treatment for their patients. Providers must register as a qualified medical provider through an Electronic Verification System (EVS) established by the UDOH. Registered providers may only recommend medical cannabis treatment to a patient in the course of the physician-patient relationship after completing and documenting in the patient’s record a thorough assessment of the patient’s condition and medical history.

Hemp products are approved for sale in Utah and registered by the Utah Department of Agriculture, Division of Industrial Hemp and Medical Cannabis (UDAF). This process requires a complete product registration application, a full panel certificate of analysis (COA), a product label design that complies with administrative rule R68-26-5, and a fee of $325 for each cannabinoid product registered. Each registration is effective for 12 months and must reapply for registration each year. Hemp is only allowed for sale in registered establishments through UDAF.

The Utah Department of Agriculture and Food oversees the market for industrial hemp and medical cannabis in Utah and is governed, in part, by H.B. 227 Hemp Amendments, effective May 3, 2023. This bill outlines the hemp producer registration process, establishes the age of 21 as the legal age in which a person in Utah may purchase a hemp product and generally governs the rules surrounding legal limits of tetrahydrocannabinol (THC) and THC analogs in hemp products to 5mg per serving and 150mg total per package. UDAF also regulates compliance by monitoring processors and retail establishments. All products labeled and sold in Utah must be approved by UDAF.

Product registration application and COA requirements are subject to Utah administrative rule R68-26-4 and R68-37 for testing standards. Label requirements are found in Utah administrative rule R68-26-5.

Telemedicine

The Utah Medical Practice Act allows healthcare providers to establish a provider-patient relationship via telemedicine, as long as the standard of care is the same as in-person visits. Healthcare providers providing telehealth and telepsychology telemedicine services to patients in Utah must be licensed to practice in the state. Utah allows for telemedicine prescribing as long as the standard of care is the same as in-person visits. Controlled substances have additional regulations that often require an in-person exam. Telemedicine is allowed under the Utah Medical Cannabis Act only after the Provider has evaluated the patient, at least once, face-to-face. All interactions between the treating provider and patient are considered healthcare interactions and therefore are governed by HIPAA privacy laws.

The Ryan Haight Online Pharmacy Consumer Protection Act of 2008: This is a federal law that regulates the distribution of controlled substances online. When KindlyMD uses telemedicine services to prescribe opioids, we must comply with this Act. The Ryan Haight Act requires a valid prescription for controlled substances, which generally entails a prior in-person medical evaluation.

Telepsychology services in Utah also require provider licensing, which is governed by the Utah Psychology Licensing Board. Providers need to meet stringent educational, internship, and examination requirements, aligning with the American Psychological Association’s guidelines.

Corporate Practice of Medicine laws aim to preserve the physician-patient relationship from potential commercial intrusions. In Utah, these laws apply to telemedicine. We enter into contractual agreements with physicians and APCs to preserve the provider-patient relationship from commercial intrusions.

Fee-splitting, the sharing of professional fees between medical practitioners and non-medical practitioners, is illegal in Utah. Cybersecurity is governed by the Utah health Information Network (UHIN) standards, which provide a framework for data security and protection in healthcare, which we adhere to. We utilize encryption for all healthcare related communication channels and data storage, inclusive of telemedicine. Insurance regulation also influences telemedicine practice in Utah. Utah law mandates private payer parity for telemedicine services, meaning private insurance companies must cover telemedicine services at the same rate as in-person services. However, specifics of billing and reimbursement vary among insurers.

Expansion outside of Utah

At present, our operations are solely based in Utah and we have not currently targeted or planned specific expansion into other states. Given the complex, state-specific regulatory landscape of the cannabis industry as well as the healthcare industry, expanding our operations will necessitate extensive preparation and understanding of the relevant regulations, licensure, and registration requirements in any such states.

In Utah, we operate under the Utah Medical Cannabis Act which guides our licensure, operations, and patient interaction. Each state has a unique set of rules and regulations pertaining to the use, possession, production, and distribution of medical cannabis. Consequently, any potential expansion will involve a careful evaluation of the state-specific regulatory environment, ensuring full compliance with all requisite laws and regulations to prevent legal ramifications.

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Regulatory Risks

Our operations, although compliance with Utah state law, are still subject to U.S. federal law which classifies cannabis as a Schedule I controlled substance. There is always a risk of federal enforcement action, and non-compliance could lead to significant legal penalties, including but not limited to fines, imprisonment, seizure of assets, and prohibition of business operations.

Our business operations in the medical marijuana industry expose us to specific risks. The conflict between federal and state laws regarding marijuana creates a complex legal environment, where compliance with state law does not exempt us from federal prosecution. Federal enforcement could disrupt our operations and expose us to substantial legal risk. The ongoing evolution of regulations and their enforcement adds a layer of uncertainty to our business.

The Cannabis industry also faces societal perceptions and stigma which can impact our market. Changes in laws, regulations, or societal perceptions can affect market conditions and the demand for our products and services.

If or when we expand our operations to other states in the future, we will have to ensure full compliance with the laws of those states, which will necessitate significant investments in legal, operational, and administrative resources. Each expansion will come with its own set of unique challenges and potential risks, necessitating a thorough analysis of the specific state regulatory environments. Our business operations and expansion plans are in line with the current interpretation of the regulations in place. However, a change in regulatory interpretation, enforcement or law could adversely affect our operations. Consequently, the risks inherent in the cannabis industry and our business necessitate careful consideration by potential investors.

Legal Proceedings

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

MANAGEMENT

Executive Officers, Directors and Director Nominees

The following table sets forth information about our directors and executive officers as of May 8, 2024. We intend to appoint three independent directors upon the consummation of this offering and their position is contingent upon the completion of the offering.

Name	Age	Position	Date of Appointment
Timothy Pickett	46	Chief Executive Officer, Director	December 2019
Adam Cox	47	Chief Operating Officer, Director	April 2022
Jared Barrera	43	Chief Financial Officer	September 2022
Amy Powell	50	Independent Director Nominee
Christian Robinson	55	Independent Director Nominee
Gary Seelhorst	52	Independent Director Nominee

Biographies of Directors and Officers

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer, and key employee of our Company, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

The following noteworthy experience, qualifications, attributes, and skills for each Board member, together with the biographical information for each nominee described below, led to our conclusion that the person should serve as a director in light of our business and structure:

Tim Pickett, Chief Executive Officer, Chairman

Tim Pickett, MPAS-C, age 46, is the founder and CEO since the Company was founded in 2019. He graduated from the University of Utah with a Master’s Degree in Physician Assistant Studies (2014). He previously worked in General Surgery, Trauma, and Emergency Medicine for Steward Medical Group’s Physician Group of Utah from 2014 to October, 2020. His experience in surgery and critical care shaped his view of the opioid crisis. He currently teaches at the University of Utah Physician Assistant program as a guest lecturer on medical cannabis. His role at PGU included extensive outpatient clinic, surgical first assist, and critical care at the bedside. He currently teaches at the University of Utah Physician Assistant program as a guest lecturer on medical cannabis. He lobbies governments for improved legislation for non-opioid medicine access and is an advocate for the practical use of safe, evidence-based alternatives, in medical treatment. He was voted Utah’s best Medical Cannabis Doctor in 2020 and 2021, respectively.

Adam Cox, Chief Operating Officer, Director

Adam Cox, age 47, is an experienced businessperson, entrepreneur, and inspiring leader. After more than a decade in corporate healthcare, he joined KindlyMD full time on May 1, 2022. He was appointed COO on October 6 to pursue a solution to the opioid epidemic through data analytics and optimum operational management. Adam’s notable business ventures include working in the healthcare sector since 2011 transitioning healthcare entities from paper charting to electronic records under the CMS mandate for Meaningful Use. Adam began working for Physician Group of Utah in 2012 and quickly moved up the ranks to join its parent company, IASIS Healthcare. In 2016, as the Corporate Manager of Electronic Health Record Implementation at IASIS Healthcare, he pioneered several streamlining initiatives in healthcare data analytics, training, and management in Utah that were then implemented nationwide as enterprise level solutions. Following the success of his position and the acquisition of IASIS by Steward Healthcare in 2017, Mr. Cox moved on to guide nationwide hospital and clinical acquisitions as an Acquisitions Analyst with the Information Systems (IS) arm of Corporate Operations. Mr. Cox established himself as Steward Healthcare’s go-to expert for many critical ambulatory operations, often traveling nationwide to evaluate, troubleshoot, and stabilize IS and acquisition related issues in various markets. His tenured and diverse skill sets along with his proven trustworthiness rendered him as the primary, and often solitary, internal resource capable of resolving complex issues that couldn’t be managed remotely, ensuring the steady functionality and success of Steward Healthcare’s ambulatory operations. By 2019, the national evaluation, interoperability, integration, implementation, and standardization of all clinical IS operations for acquisition and expansion by Steward Healthcare fell to Mr. Cox and his specialized team.

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Jared Barrera, Chief Financial Officer

Jared Barrera, MBA, age 43, joined KindlyMD as its full time CFO on September 28, 2022. He has extensive expertise in both the banking and healthcare industries for the last 20 years, specifically in finance and accounting. He has a wide array of experience ranging from revenue optimization, business intelligence, GAAP accounting, budgeting and forecasting, financial modeling, lending and credit analysis, revenue cycle management, collections management, auditing and payroll processing. Jared graduated with Master’s degree in Business Administration with an emphasis in accounting from Utah Valley University, 2015. He also received a Bachelor’s of Science degree in accounting from Utah Valley University in 2011. From November of 2018 to September of 2022, Jared worked as the Senior Manager of Revenue Cycle and Business Intelligence for Granger Medical Clinic which is one of Utah’s largest physician-owned groups. Prior to Granger Medical Clinic, Jared worked from October 2015 to October of 2018 as the Director of Finance for Physician Group of Utah.

Amy Powell, Director Nominee

Amy Powell, MD, FACP, FAMSSM, age 50, is currently a Professor (Clinical) in the Department of Orthopaedics at the University of Utah, where she has cared for intercollegiate athletes alongside active people across the lifespan for 20 years. She graduated from the University of Washington with a Medical Doctorate (1999) and completed fellowship training in sports medicine (internal medicine) at the Cleveland Clinic Foundation in 2003. We believe her extensive experience with multimodal pain management (medications, physical therapy, injections, and mental coaching for wellness) for acute and chronic injury management and her experience in medical research and education will greatly benefit patients served by KindlyMD and qualifies her to serve on the Board. Dr. Powell brings vital clinical and research acumen which is crucial to enhancing and validating KindlyMD’s pain management approaches, specifically given the blend of multimodal pain management methods the company uses. Her 20 years of experience in caring for athletes and active individuals aligns with the company’s mission to reduce opioid usage while successfully treating patients, utilizing both her practical and theoretical insights in pain management. Her role in medical education can further bolster KindlyMD’s research, clinical protocols, and patient education strategies in creating evidence-based guidelines and therapies.

Christian Robinson, Director Nominee

Christian Robinson, CPA, age 55, is currently the Corporate Controller at Pave America. Prior to that he was the Chief Financial Officer of the Zion Pharmaceuticals, LLC and Intrepid Biosciences, LLC group of companies (2021 – 2023). He Graduated with a BBA in Accounting in 1996 from the University of Texas at Arlington and has been a licensed CPA for over 25 years. Christian started his career by working as an auditor for Deloitte from 1996 until 1999 and then worked at Ernst & Young from 1999 to 2003. After leaving public accounting, Christian has worked in variety of accounting and finance positions for companies in the transportation, nutraceuticals, nuclear waste and medical cannabis industries, including a small startup industrial hemp extraction company (2019 – 2021) and as a self-employed financial consultant (2016 – 2019). Mr. Robinson worked for Energy Solutions, Inc. as the Corporate Controller and Chief Accounting Officer (1996 – 2016) where he helped take the company public in 2007, ensured Sarbanes-Oxley (SOX) compliance, and managed all SEC financial reporting and compliance matters. Given KindlyMD’s diversified services and data management, we believe Christian’s vast experience in managing finances, ensuring compliance (such as with SOX), and overseeing SEC reporting qualifies Christian to serve on our Board and is pivotal for financial stability and regulatory adherence. His experience with startups, particularly in the medical cannabis industry, resonates with KindlyMD’s approach to alternative treatments and may offer valuable insights into both strategic financial planning and industry-specific nuances. Ensuring that KindlyMD adheres to financial regulations and maintains transparent communication with investors and stakeholders will be crucial, especially in light of the company’s collection and management of sensitive patient data and its varied revenue streams (subscription, fee-for-service, etc).

Gary Seelhorst, Director Nominee

Gary Seelhorst, MS, MBA, age 52, currently serves as Senior VP of National Compliance & Governmental Affairs at Justice Grown, since 2018. His 25-year background in Pharmaceuticals and Healthcare brings scientific rigor to KindlyMD. Gary previously worked with Clinics and Surgery Centers with Imprimis/Harrow Health as a VP of Business Development during the company’s biggest growth phase (2013-2017). His experience also includes lengthy stints at both Eli Lilly as a medical writer (1996-1998) and Pfizer as a Manager of Clinical Development (1998- 2003) and as Director of Corporate Development (2003-2006) as well as several start-ups developing corporate and expansion strategies. He has a BS/BA from UC San Diego in Biochemistry/Psychology (1994), an MS in Clinical Physiology from Indiana University (1993), and an MBA with an emphasis in finance from the University of Michigan (2004). We believe Gary’s 25-year background in Pharmaceuticals and Healthcare is invaluable for navigating the pharmaceutical landscape, especially regarding non-opioid alternatives qualifies him to serve on our Board. His business development role during the growth phase at Imprimis/Harrow Health, and his MBA with a focus on finance, could be crucial in aiding KindlyMD to strategically navigate its expansion strategies and potentially increase its service portfolio or market share. His varied roles in both clinical and corporate development offer a balanced perspective that is particularly useful in ensuring that KindlyMD’s clinical and corporate strategies are aligned, sustainable, and optimized for both patient outcomes and business growth.

Indemnification of Directors and Officers

Subject to Title 16, Chapter 10a, Part 9 of the Utah Revised Business Corporation Act (the “Act”) and the laws of the State of Utah, officers shall be indemnified by the Corporation, so long as the officer acted in a manner substantially similar to and consistent with the standard of care for directors. Any officer indemnification shall be limited to proceedings that are directly related to or have arisen out of the officer’s acts on behalf of the Corporation.

Family Relationships

There are no family relationships between our officers and members of our Board of Directors.

Significant Employees

The significant employees are Timothy Pickett and Adam Cox and Jared Barrera.

Director Compensation

Upon the consummation of this offering we will enter into director agreements with each of our independent directors.

Director Independence

The listing rules of Nasdaq require that independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has undertaken a review of the independence of our directors and considered whether any director has a material relationship with it that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, the Board has determined that no members are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of the Company’s capital stock by each non-employee director, and any transactions involving them described in the section captioned “Certain Relationships and Related Party Transactions.” The Company intends to appoint three independent board members upon the completion of the Offering.

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Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. As such, it is important for us to have our Chief Executive Officer serve on the Board as he plays key roles in the risk oversight of our Company. Each of the Board committees, when established prior to the effectiveness of the registration statement of which this prospectus is a part, will also provide risk oversight in respect of its areas of concentration and report material risks to the Board for further consideration.

Board Committees

Upon consummation of this offering, our Board will have established the following three standing committees: audit committee (the “Audit Committee”); compensation committee (the “Compensation Committee”); and nominating and governance committee (the “Nominating Committee”). Each of our independent directors, Amy Powell, Gary Seelhorst, and Christian Robinson, will serve on each committee. Our Board will adopt written charters for each of these committees. Upon consummation of this offering, copies of the charters will be available on our website at www.kindlymd.com. Our Board may establish other committees as it deems necessary or appropriate from time to time.

The Board may create committees to delegate certain powers to act on behalf of the Board, provided the Board passes a resolution indicating such creation or delegation. The Board may delegate to a committee the power to appoint directors to fill vacancies on the Board. The creation or appointment of a committee does not relieve the Board or its members from their standard of care

Audit Committee

The Audit Committee, among other things, will be responsible for:

●	appointing; approving the compensation of; overseeing the work of; and assessing the independence, qualifications, and performance of the independent auditor;

●	reviewing the internal audit function, including its independence, plans, and budget;

●	approving, in advance, audit and any permissible non-audit services performed by our independent auditor;

●	reviewing our internal controls with the independent auditor, the internal auditor, and management;

●	reviewing the adequacy of our accounting and financial controls as reported by the independent auditor, the internal auditor, and management;

●	overseeing our financial compliance system; and

●	overseeing our major risk exposures regarding the Company’s accounting and financial reporting policies, the activities of our internal audit function, and information technology.

The Board has affirmatively determined that each member of the Audit Committee meets the additional independence criteria applicable to audit committee members under SEC rules and Nasdaq listing rules. Effective upon the completion of this offering the Board will adopt a written charter setting forth the authority and responsibilities of the Audit Committee. The Board has affirmatively determined that each member of the Audit Committee is financially literate, and that Christian Robinson meets the qualifications of an Audit Committee financial expert under the rules promulgated by the SEC.

The Audit Committee will consist of Amy Powell, Gary Seelhorst, and Christian Robinson, and Christian Robinson will chair the Audit Committee. We believe that, after consummation of this offering, the functioning of the Audit Committee will comply with the applicable requirements of the rules and regulations of the Nasdaq listing rules and the SEC.

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Compensation Committee

The Compensation Committee will be responsible for:

●	reviewing and making recommendations to the Board with respect to the compensation of our officers and directors, including the CEO;

●	overseeing and administering the Company’s executive compensation plans, including equity-based awards;

●	negotiating and overseeing employment agreements with officers and directors; and

●	overseeing how the Company’s compensation policies and practices may affect the Company’s risk management practices and/or risk-taking incentives.

Effective upon the completion of this offering, the Board will adopt a written charter setting forth the authority and responsibilities of the Compensation Committee.

The Compensation Committee will consist of Amy Powell, Gary Seelhorst, and Christian Robinson, Gary Seeelhorst will serve as chairman of the Compensation Committee. The Board has affirmatively determined that each member of the Compensation Committee meets the independence criteria applicable to compensation committee members under SEC rules and Nasdaq listing rules. The Company believes that, after the consummation of the offering, the composition of the Compensation Committee will meet the requirements for independence under, and the functioning of such Compensation Committee will comply with, any applicable requirements of the rules and regulations of Nasdaq listing rules and the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, will be responsible for:

●	reviewing and assessing the development of the executive officers and considering and making recommendations to the Board regarding promotion and succession issues;

●	evaluating and reporting to the Board on the performance and effectiveness of the directors, committees and the Board as a whole;

●	working with the Board to determine the appropriate and desirable mix of characteristics, skills, expertise and experience, including diversity considerations, for the full Board and each committee;

●	annually presenting to the Board a list of individuals recommended to be nominated for election to the Board;

●	reviewing, evaluating, and recommending changes to the Company’s corporate governance principles and committee charters;

●	recommending to the Board individuals to be elected to fill vacancies and newly created directorships;

●	overseeing the Company’s compliance program, including the code of business conduct and ethics; and

●	overseeing and evaluating how the Company’s corporate governance and legal and regulatory compliance policies and practices, including leadership, structure, and succession planning, may affect the Company’s major risk exposures.

Effective upon completion of this offering, the Board will adopt a written charter setting forth the authority and responsibilities of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consist of Amy Powell, Gary Seelhorst, and Christian Robinson, Gary Seelhorst, will serve as chairperson. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the independent director guidelines of Nasdaq listing rules.

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Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves, or in the past has served, as a member of the Board or the Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Board or its Compensation Committee. None of the members of the Compensation Committee is, or has ever been, an officer or employee of the company.

Code of Business Conduct and Ethics

Prior to the completion of this offering, the Board will adopt a code of business conduct and ethics applicable to its employees, directors, and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of Nasdaq. The code of business conduct and ethics will be publicly available on the Company’s website at www.kindlymd.com. Any substantive amendments or waivers of the code of business conduct and ethics or code of ethics for senior financial officers may be made only by the Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Corporate Governance Guidelines

Prior to the completion of this offering, the Board will adopt corporate governance guidelines in accordance with the corporate governance rules of Nasdaq.

Involvement in Certain Material Legal Proceedings During the Last Ten Years

During the past ten years, none of our current directors or executive officers has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated;

●	subject of, or a party to, any order, judgment, decree or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of a federal or state securities or commodities law or regulation, law or regulation respecting financial institutions or insurance companies, law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	subject of, or a party to, any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

None of our directors, officers or affiliates, or any beneficial owner of 5% or more of our Common Stock, or any associate of such persons, is an adverse party in any material proceeding to, or has a material interest adverse to, us or any of our subsidiaries.

Meetings of the Board of Directors

During its fiscal year ended December 31, 2023, there were 6 meetings of the Board. The Board acted by written consent from its members on 6 occasions.

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Directors’ and Officers’ Liability Insurance

The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth, for our last two fiscal years, the compensation of our officers.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	All Other Compensation		Total
		($)	($)	($)	($)		($)
Timothy Pickett, CEO (a)	2023	127,500	-	76,010	161,013	(b)	364,523
	2022	139,092	-	161,700	132,624	(b)	439,763
Adam Cox, COO (c)	2023	119,994	-	133,250	-		253,244
	2022	101,753	-	161,663	-		263,416
Jared Barrera, CFO (d)	2023	119,154	-	26,990	-		146,144
	2022	30,050	-	46,200	-		76,250

(a)	Mr. Pickett was Appointed as CEO on December 19, 2019.

(b)

The amount included in “All Other Compensation” consists of related party compensation paid to Wade Rivers, LLC, an entity that is beneficially owned by The Wade Rivers Trust, for which Mr. Pickett and his spouse serve as trustees. In 2022, Wade Rivers, LLC was paid $132,624 in total other compensation through a Consulting Agreement this amount includes $58,480 in stock awards. In 2023, Wade Rivers, LLC received $161,013 in other compensation from the Company consisting of $34,617 in interest on a related party note and $126,396 for consulting services, of which $99,912 in stock awards.

(c)	Mr. Cox was appointed as the COO of the Company on October 6, 2022. Prior to his appointment, Mr. Cox served as a consultant for Kindly MD from May 1, 2022 to October 6, 2022. The amounts included in this table include all amounts earned by Mr. Cox in 2022 for both roles in which he served.

(d)	Mr. Barrera was appointed as the CFO of the Company on September 28, 2022.

The Company has health insurance benefits for our employees, including our executive officers. The Company does not have pension, annuity, profit sharing or similar benefit plans at this time, but the Board of Directors may decide to enact such plans in the future.

Employment Agreements

The Company entered into a three-year employment agreement with Tim Pickett, CEO, effective September 1, 2023. The agreement also provides that the executive will continue as a director. The agreement provides for an initial term, commencing on the effective date of the agreement and ending on August 30, 2026, and continuing on a year-to-year basis thereafter unless terminated by either party on not less than 60 days’ notice given prior to the expiration of the initial term or any one-year extension. For his services to the Company during the term of the agreement, Mr. Pickett receives and annual salary of $150,000 per annum, commencing on the effective date of the agreement and increasing to $265,000 per annum in the month in which the Company shall have received not less than $3,000,000 from one or more public or private financings of the Company’s equity securities subsequent to the date of the agreement.

On October 10, 2022, Mr. Pickett received issuance of restricted shares of Company stock in the amount of 35,000 shares. On June 30 and December 31, 2023, Mr. Pickett received issuance of shares of restricted Company stock in the amount of 12,842 and 4,545 shares, respectively.

Wade Rivers, LLC

The Company entered into a consulting agreement with Wade Rivers, LLC a WY Limited Liability Company on January 1, 2021. The agreement provides for a continuous term unless terminated by either party on not less than 30 days’ notice given. In 2023, Wade Rivers, LLC received $161,013 in other compensation from the Company consisting of $34,618 in interest on a related party note and $126,395 for consulting services, of which $99,912 in stock awards.

The Company entered into a two-year employment agreement with Adam Cox, COO, effective September 16, 2023. The agreement provides for an initial term, commencing on the effective date and ending on September 15, 2025, and continuing a year-to-year basis thereafter unless terminated by either party on not less than 60 days’ notice given prior to the expiration of the initial term or any on-year extension. For his services to the Company during the term of the agreement, Mr. Cox receives and annual salary of $138,000 per annum and increasing to $225,000 per annum in the month in which the Company shall have listed on the Nasdaq public market subsequent to the date of the agreement.

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On August 17 and October 10, 2022, Mr. Cox received issuance of shares of restricted Company stock, in the amounts of 20,000, and 14,992, respectively. On June 30, 2023, Mr. Cox received issuance of shares of restricted Company stock in the amount of 10,842 shares. On September 14, 2023, Mr. Cox received issuance of shares of restricted Company stock in the amount of 18,000 shares.

The Company entered into a two-year employment agreement with Jared Barrera, CFO, effective September 16, 2023. The agreement provides for an initial term, commencing on the effective date and ending on September 15, 2025, and continuing a year-to-year basis thereafter unless terminated by either party on not less than 60 days’ notice given prior to the expiration of the initial term or any on-year extension. For his services to the Company during the term of the agreement, Mr. Barrera receives and annual salary of $130,000 per annum and increasing to $215,000 per annum in the month in which the Company shall have listed on the Nasdaq public market subsequent to the date of the agreement.

On October 10, 2022, Mr. Barrera received issuance of shares of restricted Company stock, in the amount of 10,000 shares. On June 30, 2023, Mr. Barrera received issuance of shares of restricted Company stock in the amount of 842 shares. On September 14, 2023, Mr. Barrera received issuance of shares of restricted Company stock in the amount of 5,000 shares.

The Company has entered into other employment agreements with several of its non-executive employees. Some of these agreements require the annual issuance of restricted common stock shares as part of the employee’s compensation.

Outstanding Equity Awards

There were no equity awards made to any named executive officer that were outstanding at December 31, 2023.

Director Compensation

The Company will include director compensation when appointed and prior to listing on the NASDAQ public market.

Change-in-Control Agreements

None.

Incentive Stock Plan

On October 10, 2022, the Company’s shareholders and Board approved the Incentive Stock Plan (the “Plan”).

Indemnification

The Company shall indemnify any and all of its directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor, who were or are made a party or are threatened to be made a party to or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SEC rules require us to disclose any transaction since the beginning of our last fiscal year and for the two fiscal years preceding our last fiscal year, or any currently proposed transaction in which we are a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our Common Stock, or an immediate family member of any of those persons.

The Company has transactions with related parties, including officers, directors, and their affiliates. The transactions are conducted in the ordinary course of business and are generally on terms no less favorable than those available to unrelated third parties.

On April 15, 2023, the Company entered into a long-term unsecured note payable with Wade Rivers, LLC, an entity that is beneficially owned by The Wade Rivers Trust, for which Mr. Pickett and his spouse serve as trustees, for $332,545. This transaction extinguished the existing note payable with a balance of $82,545 and provided the Company with an additional $250,000 in operating capital. The note carried an interest rate of 14.9% per annum, with a maturity date of December 22, 2024. On September 7, 2023, the note was amended to include an additional $17,000; no other terms were modified. On December 31, 2023, the note was fully forgiven by Wade Rivers, LLC, resulting in an increase of $300,000 to additional paid-in capital.

The Company reimburses officers and directors for reasonable and necessary expenses incurred in the course of performing their duties for the Company. The Company also provides certain officers and directors with health insurance, retirement benefits, and other fringe benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of May 3, 2024, the number of shares of Common Stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock; (ii) each of our named executive officers and directors of our Company; and (iii) all of our named executive officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership’ concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 4,617,798 shares of our Common Stock issued and outstanding as of May 3, 2024. Except as disclosed herein, we do not have any outstanding options, or other securities exercisable for or convertible into shares of our Common Stock. Unless otherwise indicated, the address of each person listed is c/o Kindly MD, Inc., 5097 S 900 E, Suite 100, Salt Lake City, UT 84117.

To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Name of Beneficial Owner	Beneficially Owned Before Offering	Beneficially Owned After Offering	Percent of Class Before Offering	Percent of Class After Offering (2)
Directors and Named Executive Officers
Tim Pickett	2,906,873 (1)	2,906,873	62.9%	48.7%
Adam Cox	63,834	63,834	1.4%	1.1%
Jared Barrera	15,842	15,842	* %	* %
Amy Powell	-	-	-	-
Christian Robinson	-	-	-	-
Gary Seelhorst	-	-	-	-

All current named executive officers and directors as a group (6 persons)	2,986,549	2,986,549	64.7%	50%

5% or Greater Stockholders:
Wade Rivers LLC (1)	2,854,486	2,854,486	61.8%	47.8%
Sally Alicia LLC	350,000	350,000	7.6%	5.9%
Gus Doodle LLC	350,000	350,000	7.6%	5.9%
Frank Stevens LLC	350,000	350,000	7.6%	5.9%

*	Represents beneficial ownership of less than 1%

(1)	Tim Pickett and his spouse serve as the co-investment trustees of The Wade Rivers Trust (the Trust), which is the sole Member of Wade Rivers, LLC.

(2)

The total number of shares of Common Stock that will be outstanding after this offering is based on 4,617,798 shares of Common Stock outstanding as of May 3, 2024. The total number of shares of Common Stock that will be outstanding after the offering include 80,808 shares that will be issued to certain lenders upon the IPO listing.

Unless otherwise indicated, the shares outstanding after this offering excludes the following:

●	1,909,091 shares of our Common Stock issuable upon the exercise of the Tradeable Warrants, and the exercise of Non-tradeable Warrants to be issued as part of the Units;

●	87,818 shares of our Common Stock issuable upon exercise of the Representative Warrants.

●	286,364 shares of our Common Stock issuable upon the exercise of the Tradeable Warrants and the exercise of Non-tradeable Warrants to be included as part of the Over-allotment Option

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DESCRIPTION OF OUR SECURITIES

General

The following description of our Common Stock and provisions of our Articles of Incorporation and bylaws are summaries and are qualified by reference to such Articles of Incorporation and bylaws that will be in effect upon the closing of this offering. By becoming a shareholder in our Company, you will be deemed to have notice of and consented to these provisions of our Articles of Incorporation and bylaws.

Authorized Stock

Our Articles of Incorporation authorizes us to issue up to 100,000,000 shares of Common Stock (the “Common Stock”) and up to 10,000,000 shares of Preferred Stock (the “Preferred Stock). The authorized but unissued shares of our Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Voting Rights

Every shareholder entitled to vote at any meeting shall be entitled to one vote for each share of stock entitled to vote and held by him of record on the date fixed as the record date for said meeting and may so vote in person or by proxy. Any corporate action, other than the election of directors, shall be authorized by a simple majority of the votes cast in favor of or against such action by the holders of shares entitled to vote thereon except as may otherwise be provided by statute or the Articles of Incorporation. An abstention shall not count as a vote cast.

Liquidation or Dissolution

In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences, and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Dividends

The dividend rights, if any, of such class or series, the dividend preferences, if any, as between such class or series and any other class or series of stock, whether and the extent to which shares of such class or series shall be entitled to participate in dividends with shares of any other class or series of stock, whether and the extent to which dividends on such class or series shall be cumulative, and any limitations, restrictions or conditions on the payment of such dividends is determined by our Board.

Preemptive Rights

The holders of our Common Stock generally do not have preemptive rights to purchase or subscribe for any of our capital stock or other Common Stock.

Redemption

The terms and conditions, if any, of any purchase, retirement, or sinking fund which may be provided for the shares of such class or series is subject to the authorization of the Board.

Preferred Stock

Our Board is empowered, without stockholder approval, to issue shares of Preferred Stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the Preferred Stock could be utilized as a method of discouraging, delaying, or preventing a change in control of us. Although no shares of Preferred Stock are currently issued and outstanding, and we do not currently intend to issue any shares of Preferred Stock, we cannot assure you that we will not do so in the future.

Transfer Agent and Registrar

Our transfer agent for our Common Stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY, 11598, (212) 828-8436.

Options

On September 15, 2023, the Company granted an option to purchase 3,000 shares of common stock pursuant to an employment agreement. The stock options have an exercise price of $7.00 per share and vest immediately. The Company has calculated the estimated fair market value of these options at $7,050 using the Black-Scholes pricing model.

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Warrants

We currently have no outstanding warrants to purchase shares of our Common Stock.

Warrants to Be Issued in the Offering

Overview. The following summary of certain terms and provisions of the Warrants, included in the Units offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrant Agent Agreement between us and VStock Transfer, LLC, as Warrant Agent, and the forms of Tradeable Warrant and Non-tradeable Warrant, all of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the Warrant Agent Agreement, including the annexes thereto, and forms of Warrant. The Tradeable Warrant and the Non-tradeable Warrant have identical terms except that (i) unlike the Non-tradeable Warrant, the Tradeable Warrant will be tradeable and will be listed on the Nasdaq Capital Market, and (ii) the exercise price per share of Common Stock is $6.33 per share for the Tradeable Warrant and $6.33 per whole share for the Non-tradeable Warrant.

Duration. The Warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Warrants will be exercisable immediately upon issuance, will be issued separately from the Common Stock and may be transferred separately immediately thereafter. A Warrant to purchase one share of our Common Stock will be issued for every share of Common Stock purchased in this offering.

Exercise Price. The exercise price of the Tradeable Warrant is $6.33 per share, which is 115% of the assumed offering price of the Units, and exercise price of the Non-tradeable Warrant is $6.33 per whole share, which is 115% of the assumed offering price of the Units. The exercise price of both the Tradeable Warrants and Non-tradeable Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Exercisability. The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Warrants.

Transferability. Subject to applicable laws, a Warrant in book entry form may be transferred at the option of the holder through the facilities of The Depository Trust Company (“DTC”) and Warrants in physical form may be transferred upon surrender of the Warrant to the Warrant Agent together with the appropriate instruments of transfer. Pursuant to a warrant agency agreement between us and the Warrant Agent, the Warrants initially will be issued in book-entry form and will be represented by one or more global certificates deposited with DTC and registered in the name of [●], a nominee of DTC, or as otherwise directed by DTC.

Exchange Listing. We have applied for listing our Common Stock and the Tradeable Warrants on The Nasdaq Capital Market under the symbols “KDLY” and “KDLYW,” respectively. No assurance can be given that our listing application will be approved.

Right as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants.

Fundamental Transaction. In the event of any fundamental transaction, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of Common Stock, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrants for cash in the amount of the Black Scholes Value (as defined in each Warrant) of the unexercised portion of the Warrants concurrently with or within 30 days following the consummation of a fundamental transaction. However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our Board, the holders of the Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Warrant, that is being offered and paid to the holders of our Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our Common Stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Governing Law; and Exclusive Forum. The Warrants and the Warrant Agent Agreement are governed by New York law. The warrant certificates governing the Tradeable Warrants and Non-tradeable Warrants provide that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by the warrant certificate (whether brought against a party to the warrant certificate or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan. The warrant certificates further provide that we and the Warrant holders irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute under the warrant certificate or in connection with it or with any transaction contemplated by it or discussed in it. Furthermore, we and the Warrant holders irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that we or they are not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. With respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, we note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Warrant certificates expressly does not apply to suits brought to enforce any duty or liability created by the Exchange Act. We irrevocably waive any right we may have to, and agree not to request, a jury trial for the adjudication of any dispute under, in connection with, or arising out of the Warrant or any transaction contemplated by the Warrant.

Representative Warrants

The registration statement of which this prospectus forms a part also registers for sale the Representative Warrants, as a portion of the underwriting compensation in connection with this offering. The Representative Warrants will be exercisable for a five-year period commencing on the date of commencement of sales pursuant to the registration statement of which this prospectus forms a part at an exercise price of $6.33 per share (115% of the assumed public offering price per Unit). See “Underwriting” for a description of the Representative Warrants.

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Listing

We have applied to have our Common Stock listed on the Nasdaq Capital Market under the symbol “KDLY.” We also have applied to have our Tradeable Warrants listed on the Nasdaq Capital Market under the symbol “KDLY.” We will not proceed with this offering in the event our listing application is not approved for listing on the Nasdaq Capital Market.

Holders

On May 3, 2024, there were approximately 56 record holders of our Common Stock.

Certain Provisions Potentially Having an Anti-Takeover Effect

Several provisions of our Articles and Bylaws, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us.

Control Shares Acquisition Act

The Corporation elects to opt out of the provisions of the Control Share Acquisitions Act, UTAH CODE ANN. § 61-6-1, et seq., as they may apply to the Corporation or any transaction involving the Corporation. The provisions of the Control Share Acquisitions Act, UTAH CODE ANN. § 61-6-1, et seq., shall not be applicable to control share acquisition of the securities of the Corporation. This election is made in accordance with the provisions of Utah Code Ann. Section 61-6-1 et seq.

Limitation of Liability and Indemnification of Directors and Officers

Under the provisions of our Articles of Incorporation and Bylaws, as of the date of this Registration Statement, each person who is or was a director, officer or employee of registrant shall be indemnified by the registrant to the full extent permitted or authorized by Title 16, Chapter 10a, Part 9 of the Utah Revised Business Corporation Act (“URBCA”), provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or other disposition.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon the exercise of outstanding options or warrants, or upon debt conversion, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Upon completion of this offering, we estimate that we will have 5,971,333 outstanding shares of our Common Stock, calculated as of May 3, 2024, assuming no exercise of outstanding options or warrants, if any.

Any of the shares held by our directors, officers and holders of at least 10% of the Company’s outstanding securities will be subject to a 6-month lock-up restriction described under “Underwriting” on page [  ]. Accordingly, there will be a corresponding increase in the number of shares that become eligible for sale after the lock-up period expires. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

●	beginning on the date of this prospectus, all of the shares sold in this offering will be immediately available for sale in the public market (except as described above);
●	beginning six (6) months after this offering is completed, at the expiration of the lock-up period for our officers, directors and holders of at least 10% of the Company’s outstanding securities, 2,986,549 additional shares will become eligible for sale in the public market, all of which shares will be held by affiliates and subject to the volume and other restrictions of Rule 144 and Rule 701 as described below.

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Sale of Restricted Securities

The shares of our Common Stock sold pursuant to this offering will be registered under the Securities Act and therefore freely transferable, except for our affiliates. Our affiliates will be deemed to own “control” securities that are not registered for resale under the registration statement covering this prospectus. Individuals who may be considered our affiliates after this offering include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates are not permitted to resell their shares of our Common Stock unless such shares are separately registered under an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act is available, such as Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” (i.e., securities that are not registered by an effective registration statement) of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of Common Stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

Shares received by our affiliates in this offering or upon exercise of stock options or upon vesting of other equity-linked awards may be “control securities” rather than “restricted securities.” “Control securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of the Company’s Common Stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of the Company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the lock-up period described below.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Common Stock purchased in this offering, which we refer to collectively as our securities, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the provisions of the Code, final, temporary, and proposed Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as of the date hereof. These authorities may change, possibly retroactively, resulting in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership, or disposition of our securities.

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This summary does not address any alternative minimum tax considerations, any considerations regarding the Medicare tax, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address all of the tax consequences that may be relevant to investors, nor does it address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt entities or governmental organizations, including agencies or instrumentalities thereof;

●	regulated investment companies and real estate investment trusts;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	tax-qualified retirement plans;

●	certain former citizens or long-term residents of the United States;

●	partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities including S corporations and trusts (and any investors therein);

●	persons who hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code; or

●	persons deemed to sell our securities under the constructive sale provisions of the Code, or persons holding the securities as part of a “straddle,” hedge, conversion transaction, integrated transaction, or other similar transaction.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

●	an individual citizen or resident of the United States;

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●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

●	an estate trust whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court, and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our Common Stock and do not anticipate paying any dividends on our Common Stock in the foreseeable future. However, if we do make distributions in cash or other property on our Common Stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent our distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital that will first reduce your basis in our Common Stock, but not below zero, and then will be treated as gain from the sale or other disposition of stock as described below under “—Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied with certain exemptions. Any dividends that we pay to a U.S. holder that is a corporation will qualify for the dividends received deduction if the requisite holding period is satisfied, subject to certain limitations. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange, or other taxable disposition of our Common Stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s adjusted tax basis in such Common Stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such Common Stock. A U.S. holder’s adjusted tax basis in its Common Stock will generally equal the U.S. holder’s acquisition cost or purchase price, less any prior distributions treated as a return of capital. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the Common Stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Unearned Income Medicare Tax

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder that is an individual with adjusted gross income that exceeds a threshold amount ($200,000, or $250,000 if married filing jointly).

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Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our securities. A “non-U.S. holder” is a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder. The term “non-U.S. holder” includes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

●	a foreign corporation;

●	an estate or trust that is not a U.S. holder; or

●	any other Person that is not a U.S. holder.

But generally does not include an individual who is present in the U.S. for 183 days or more or who is otherwise treated as a U.S. resident in the taxable year. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Distributions

Subject to the discussion below regarding effectively connected income, any distribution paid to a non-U.S. holder, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S., will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an €RS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be provided prior to the payment of dividends and must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty should consult with its individual tax advisor to determine if you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our securities through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

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Gain on Sale, Exchange, or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange, or other taxable disposition of our Common Stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

●	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	shares of our Common Stock constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our Common Stock (provided that an exception does not apply), and, in the case where shares of our Common Stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for the shares of our Common Stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Common Stock is regularly traded on an established securities market, such Common Stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively hold more than five percent of such regularly traded Common Stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our Common Stock.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or (in each case) such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange, or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may apply.

Federal Estate Tax

Common Stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

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A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8.Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “foreign financial institution” (as specially defined under these rules), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our securities, including the consequences of any proposed changes in applicable laws.

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SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time by the selling stockholders identified herein of up to an aggregate of 1,712,057 shares of our common stock (the “Resale Shares”).

The transactions by which the selling stockholders acquired their securities from us were exempt under the registration provisions of the Securities Act.

The Resale Shares referred to above are being registered to permit public sales of the Resale Shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

The table below sets forth certain information regarding the selling stockholders and the Resale Shares offered in this prospectus. The selling stockholders have had no material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities.

Beneficial ownership is determined in accordance with the rules of the SEC. The selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 4,617,798 shares of common stock issued and outstanding as of May 3, 2024.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before this Offering(1)	Percentage of Common Stock Beneficially Owned Before this Offering		Shares of Common Stock Offered in this Offering	Shares of Common Stock Beneficially Owned After this Offering(2)	Percentage of Common Stock Beneficially Owned After this Offering(2)

Eric Avalos-Hernandez	125	*	%	125	0	0%
Sally Alicia LLC(3)	350,000	7.63%		350,000	0	0%
Skyelor Baker	500	*	%	500	0	0%
Gus Doodle LLC(4)	350,000	7.63%		350,000	0	0%
Bryce West	3,986	*	%	3,986	0	0%
Alex Dismuke	25	*	%	25	0	0%
Brandon Blackwell	500	*	%	500	0	0%
Douglas Van	85	*	%	85	0	0%
James Bridge	25	*	%	25	0	0%
Shane Jaimez	1,050	*	%	1,050	0	0%
Frank Stevens LLC(5)	350,000	7.63%		350,000	0	0%
Nathan Julian	6,752	*	%	6,752	0	0%
Claire Ginn	6,752	*	%	6,752	0	0%
Laurel Krupski	27,357	*	%	27,357	0	0%
Shaun Fuhriman	32,468	*	%	32,468	0	0%
Katie Sly	113,250	2.47%		113,250	0	0%
Amy Cowan	31,333	*	%	31,333	0	0%
Adrian Torres	66,689	1.44%		66,689	0	0%
Gary Clark	25,440	*	%	25,440	0	0%
Suzi StJeor	1,000	*	%	1,000	0	0%
Michael Krupski	27,056	*	%	27,056	0	0%
Walker Lane Holdings, LLC(6)	198,360	4.32%		198,360	0	0%
Adam Toller	300	*	%	300	0	0%
Alexandria Burringo	200	*	%	200	0	0%
Alissandra Reed	5,300	*	%	5,300	0	0%
Ashlynn Martinez	200	*	%	200	0	0%
Brittney Taylor	200	*	%	200	0	0%
Christy Mulder	200	*	%	200	0	0%
Collin Mekan	400	*	%	400	0	0%
Courtney Lipscomb	1,759	*	%	1,759	0	0%
David Wells	2,312	*	%	2,312	0	0%
Dominique Martinez	200	*	%	200	0	0%
Eliot Organick	1,300	*	%	1,300	0	0%
Emily Daniels	200	*	%	200	0	0%
Jamie Bustamante	8,738	*	%	8,738	0	0%
Jeanna Ryan	200	*	%	200	0	0%
Jennifer Duff	1,076	*	%	1,076	0	0%
Jennifer Makuakane	200	*	%	200	0	0%
Karen Bohn	200	*	%	200	0	0%
Lara Lucas	300	*	%	300	0	0%
Lisa Barkdull	200	*	%	200	0	0%
Madison Miller	750	*	%	750	0	0%
Mallory Iverson	200	*	%	200	0	0%
Morgan Barton	200	*	%	200	0	0%
Okane Enterprises, LLC(7)	4,667	*	%	4,667	0	0%
Reanna Vincent	1,350	*	%	1,350	0	0%
Sara Hunt	200	*	%	200	0	0%
Sierra Burt	300	*	%	300	0	0%
Stewart Macsherry	325	*	%	325	0	0%
Vasanth Jayaraman	200	*	%	200	0	0%
Victor Caruso Bertran	1,365	*	%	1,365	0	0%
Brunson Chandler & Jones, PLLC(8)	5,454	*	%	5,454	0	0%
Steel Anderson (9)	0	0%		30,303	0	0%
Abdullah Rasool(10)	0	0%		20,202	0	0%
Brianna Moylan(11)	0	0%		4,040	0	0%
Jacob Dorfman(12)	0	0%		16,162	0	0%
Nowell Sheinwald(13)	0	0%		10,101	0	0%
Total				1,712,057

* Less than 1%

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(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table. The address of record for all selling stockholders listed here is the Company’s address.

(2)	Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all Resale Shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, each selling stockholder may sell all, some or none of the Resale Shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(3)	Shauna Fuhriman has discretionary authority to vote and dispose of the shares held by Sally Alicia LLC and may be deemed to share voting and voting power with respect to these securities. Ms. Fuhriman disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(4)	Suzi StJeor has discretionary authority to vote and dispose of the shares held by Gus Doodle LLC and may be deemed to share voting and voting power with respect to these securities. Ms. StJeor disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(5)	Shaun Fuhriman has discretionary authority to vote and dispose of the shares held by Frank Stevens LLC and may be deemed to share voting and voting power with respect to these securities. Mr. Fuhriman disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(6)	Walker Lane Holdings, LLC Gareth Sheridan n has discretionary authority to vote and dispose of the shares held by Walker Lane Holdings, LLC and may be deemed to share voting and voting power with respect to these securities. Mr. Sheridan disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(7)	Melissa Handley has discretionary authority to vote and dispose of the shares held by Okane Enterprises, LLC and may be deemed to share voting and voting power with respect to these securities. Ms. Handley disclaims any beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(8)	Brunson Chandler & Jones, PLLC is our legal counsel, of which is controlled by Lance B. Brunson, Esq., Y. Chase Chandler, Esq., and Callie Jones, Esq. equally.

(9)	Pursuant to that certain Securities Purchase Agreement dated December 28, 2023, on the effective date of this registration statement of which this prospectus forms a part, we will issue and deliver 30,303 shares of the Company’s common stock to Steel Anderson. The shares are being registered in the registration statement of which this prospectus forms a part and are included in the “Shares of Common Stock Offered in this Offering” column.

(10)	Pursuant to that certain Securities Purchase Agreement dated December 28, 2023, on the effective date of this registration statement of which this prospectus forms a part, we will issue and deliver 20,202 shares of the Company’s common stock to Abdullah Rasool. The shares are being registered in the registration statement of which this prospectus forms a part and are included in the “Shares of Common Stock Offered in this Offering” column.

(11)	Pursuant to that certain Securities Purchase Agreement dated December 28, 2023, on the effective date of this registration statement of which this prospectus forms a part, we will issue and deliver 4,040 shares of the Company’s common stock to Brianna Moylan. The shares are being registered in the registration statement of which this prospectus forms a part and are included in the “Shares of Common Stock Offered in this Offering” column.

(12)	Pursuant to that certain Securities Purchase Agreement dated December 28, 2023, on the effective date of this registration statement of which this prospectus forms a part, we will issue and deliver 16,162 shares of the Company’s common stock to Jacob Dorfman. The shares are being registered in the registration statement of which this prospectus forms a part and are included in the “Shares of Common Stock Offered in this Offering” column.

(13)	Pursuant to that certain Securities Purchase Agreement dated January 24, 2024, on the effective date of this registration statement of which this prospectus forms a part, we will issue and deliver 10,101 shares of the Company’s common stock to Nowell Sheinwald. The shares are being registered in the registration statement of which this prospectus forms a part and are included in the “Shares of Common Stock Offered in this Offering” column.

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PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their Resale Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the Resale Shares are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Resale Shares may be sold in one or more transactions at a price of $5.50 per share until our shares are listed on The Nasdaq Capital Market and thereafter at prevailing market prices or privately negotiated prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In general, a person who has beneficially owned restricted shares of our common stock for at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the three months preceding the sale.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the Resale Shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of the Resale Shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Resale Shares if liabilities are imposed on that person under the Securities Act.

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In connection with the sale of the Resale Shares, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholders may also sell Resale Shares short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge the Resale Shares to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the Resale Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the Resale Shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the Resale Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the Resale Shares may be deemed to be an “Underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Resale Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Resale Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the Resale Shares registered pursuant to the registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the Resale Shares outside of the ordinary course of business or, at the time of the purchase of the Resale Shares, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the Resale Shares. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the Resale Shares, we will file a post-effective amendment to the registration statement. If the selling stockholders use this prospectus for any sale of the Resale Shares, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the Resale Shares and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the Resale Shares by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Shares to engage in passive market-making activities with respect to the Resale Shares. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

Once sold under the registration statement, of which this prospectus forms a part, the Resale Shares will be freely tradable in the hands of persons other than our affiliates.

60

DETERMINATION OF OFFERING PRICE

There currently is no public market for our common stock. The shares of common stock may be sold in one or more transactions at a price of $5.50 per share until our shares are listed on The Nasdaq Capital Market and thereafter at prevailing market prices or privately negotiated prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” above for more information.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Brunson Chandler & Jones, PLLC of Salt Lake City, Utah.

EXPERTS

The financial statements of KindlyMD as of December 31, 2023 and 2022 appearing in this prospectus and registration statement of which this prospectus forms a part, were audited by Sadler, Gibb & Associates, LLC., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement on Form S-1 and its exhibits. For further information with respect to KindlyMD and the Common Stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. We also maintain a website at www.kindlymd.com.

We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available on the website of the SEC referred to above. The information contained in, or that can be accessed through, our website is not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our Common Stock.

61

PART I

FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

KINDLY MD, INC.

FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Kindly MD, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Kindly MD, Inc. (“the Company”) as of December 31, 2023 and 2022, the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a net loss and has a stockholders’ deficit, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement

As discussed in Note 2 to the financial statements, the 2023 and 2022 financial statements have been restated to correct a misstatement.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2022.

Draper, UT

March 12, 2024, except for Notes 2, 6, 8, and 11, as to which the date is May 8, 2024

F-2

KINDLY MD, INC.

BALANCE SHEETS

	December 31, 2023	December 31, 2022
	(As Restated)	(As Restated)
ASSETS

Current Assets
Cash and cash equivalents	$525,500	$186,918
Accounts receivable, net	28,001	12,123
Inventory, net	63,202	49,568
Prepaid expenses and other current assets	225	60,958
Total Current Assets	616,928	309,567

Property and equipment, net	235,292	326,509
Operating lease right-of-use assets	235,706	296,417
Security deposits	11,276	14,505
TOTAL ASSETS	$1,099,202	$946,998

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$329,810	$166,258
Customer deposits	3,425	8,600
Current portion of operating lease liabilities	94,696	60,496
Related party note payable	-	92,545
Current portion of notes payable, net	148,517	-
Derivative liability	238,000	-
Total Current Liabilities	814,448	327,899

Operating lease liabilities, net of current portion	164,295	238,085
Notes payable, net of current portion	228,871	-
TOTAL LIABILITIES	1,207,614	565,984

Stockholders’ Equity (Deficit)
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; none issued and outstanding as of December 31, 2023 and 2022	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 4,617,798 and 4,434,596 shares issued and outstanding as of December 31, 2023 and 2022, respectively	4,618	4,434
Additional paid-in capital	4,045,024	2,917,173
Accumulated deficit	(4,158,054)	(2,540,593)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(108,412)	381,014

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,099,202	$946,998

The accompanying notes are an integral part of these financial statements.

F-3

KINDLY MD, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022
Revenues	$3,768,598	$3,787,077

Operating Expenses
Cost of revenues	226,166	152,385
Salaries and wages	3,700,967	4,176,542
General and administrative	1,356,048	2,098,118
Depreciation	105,637	53,445
Total Operating Expenses	5,388,818	6,480,490

LOSS FROM OPERATIONS	(1,620,220)	(2,693,413)

Other Income (Expense)
Other income	58,603	152,820
Interest expense	(55,844)	-
Total Other Income	2,759	152,820

NET LOSS BEFORE INCOME TAXES	(1,617,461)	(2,540,593)
INCOME TAX BENEFIT	-	-
NET LOSS	$(1,617,461)	$(2,540,593)

LOSS PER COMMON SHARE – BASIC AND DILUTED	$(0.36)	$(1.56)

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	4,500,689	1,623,386

The accompanying notes are an integral part of these financial statements.

F-4

KINDLY MD, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Members’	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Equity	Shares	Amount	Capital	Deficit	(Deficit)
Balance at December 31, 2021	$273,086	-	$-	$-	$-	$273,086

Net income prior to effect of reorganization	32,173	-	-	-	-	32,173
Effect of reorganization on members’ capital	(305,259)	3,868,287	3,868	301,391	-	-
Issuance of common stock to founders subsequent to reorganization	-	352,553	352	1,628,443	-	1,628,795
Issuance of common stock for cash	-	86,581	86	399,918	-	400,004
Issuance of common stock for compensation	-	88,119	88	407,022	-	407,110
Issuance of common stock for services	-	39,056	40	180,399	-	180,439
Net loss	-	-	-	-	(2,540,593)	(2,540,593)
Balance at December 31, 2022	$-	4,434,596	4,434	2,917,173	(2,540,593)	381,014

Stock-based compensation	-	-	-	7,050	-	7,050
Issuance of common stock for compensation	-	89,143	90	407,545	-	407,635
Issuance of common stock for services	-	94,059	94	413,256	-	413,350
Forgiveness of related party note payable	-	-	-	300,000	-	300,000
Net loss	-	-	-	-	(1,617,461)	(1,617,461)
Balance at December 31, 2023	$-	4,617,798	4,618	4,045,024	(4,158,054)	(108,412)

The accompanying notes are an integral part of these financial statements.

F-5

KINDLY MD, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
	(As Restated)	(As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,617,461)	$(2,540,593)
Adjustments to reconcile loss to net cash used in operating activities:
Net income prior to effect of reorganization	-	28,629
Stock-based compensation	828,035	2,216,344
Depreciation expense	105,637	53,445
Amortization of debt discounts	20,352	-
Amortization of right-of-use assets	97,586	68,560
Changes in operating assets and liabilities:
Accounts receivable	(15,878)	(7,123)
Inventory	(13,634)	10,202
Prepaid expenses and other current assets	60,733	(17,185)
Security deposits	3,229	(7,875)
Accounts payable and accrued expenses	163,552	131,068
Customer deposits	(5,175)	(8,650)
Operating lease liabilities	(76,465)	(67,205)
Net cash used in operating activities	(449,489)	(140,383)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(14,420)	(317,388)
Net cash used in investing activities	(14,420)	(317,388)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of related party note payable	250,373	150,000
Net proceeds from issuance of notes payable	614,300	-
Proceeds from issuance of common stock	-	400,000
Repayments of related party note payable	(59,545)	-
Repayments of notes payable	(2,637)	-
Net cash provided by financing activities	802,491	550,000

NET CHANGE IN CASH AND CASH EQUIVALENTS	338,582	92,229

CASH AND CASH EQUIVALENTS
Beginning of the period	186,918	94,689
End of the period	$525,500	$186,918

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$34,617	$-
Cash paid for income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Forgiveness of related party note payable	$300,000	$-
Debt discount on related party note payable	$16,627	$-
Debt discounts on notes payable	$101,248	$-
Fair value of derivative liability recognized upon issuance of notes payable	$238,000	$-
Operating lease right-of-use asset and liability remeasurement	$36,875	$241,241
Effect of reorganization on members’ capital	$-	$301,715

The accompanying notes are an integral part of these financial statements.

F-6

KINDLY MD, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND NATURE OF BUSINESS

Kindly MD, Inc. (“KindlyMD” or “the Company”) was formed on December 2, 2019. The Company filed their original articles of organization in the State of Utah under the name Utah Therapeutic Health Center, PLLC. The Company is located in Salt Lake City, Utah and is a healthcare and healthcare data company, focused on holistic pain management and aiding in the fight against the opioid epidemic.

In April 2020, the Company converted from a PLLC to an LLC. In March 2022, the Company converted from an LLC to a corporation and changed its name to “Kindly MD, Inc.” In July 2022, the Company amended its articles of incorporation, including the addition of preferred stock and authorized common shares.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company are prepared in accordance with generally accepted accounting principles in the Unites States of America (“GAAP”) and are presented in US dollars. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities, at the date of and during the reported period of the financial statements. Actual results could differ from those estimates. We evaluate our estimates and assumptions on an ongoing basis.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less. The Company maintains deposits in several financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits. As of December 31, 2023, the Company had $237,097 of cash in excess of FDIC limits.

Reclassifications

Certain reclassifications within operating expenses have been made to prior period’s financial statements to conform to the current period financial statement presentation. There is no impact in total to the results of operations and cash flows in all periods presented.

Revenue Recognition

The Company records revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers.” Revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, the Company applies the following five-step approach: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as a performance obligation is satisfied.

The Company primarily recognizes revenue from: (i) patient care services related to medical evaluation and treatment and (ii) product retail sales.

F-7

KINDLY MD, INC.

NOTES TO FINANCIAL STATEMENTS

Patient Care Services

Revenue from patient care services, which relates to medical evaluation and treatment, is reported at the amount reflecting the consideration to which the Company expects to be entitled in exchange for providing these services. These amounts are due from patients, third-party payors (including Medicare, Medicaid, and commercial insurance payers), and others. The patient is considered the Company’s customer, and a signed patient treatment consent typically constitutes a written contract between the Company and the patient. Patient care services are considered discrete and are initiated and concluded at the patient’s discretion, which occurs each individual appointment. Generally, the Company satisfies its performance obligations at a point in time, specifically when it has the right to invoice the customer for the work completed, which usually occurs on an interaction basis for the work performed during any given billable interaction. The Company has determined that the underlying nature of the services provided remains consistent across different payor types. Consequently, the Company utilizes a portfolio approach to assess price concessions in its contracts with patients. The Company recognizes revenue for patient care services net of price concessions, which include contractual adjustments provided to third-party payors, discounts offered to uninsured patients in accordance with the Company’s policy, and/or implicit price concessions extended to patients. Implicit price concessions, representing differences between the amount the Company expects to receive from patients and standard billing rates, are accounted for as contractual adjustments or discounts, deducted from gross revenue to calculate net revenues. The Company bases its estimates of contractual adjustments and discounts on contractual agreements, its discount policies, and historical experience.

Product Retail Sales

Revenue from the sale of products is recognized when the promised goods are transferred to the customer, reflecting the consideration to which the Company expects to be entitled in exchange for those goods. There is typically a single performance obligation in the sale of goods, leading to the allocation of the entire transaction price to this single performance obligation. The transaction price is determined based on the consideration that the Company is entitled to receive in exchange for transferring the goods to the customer. Revenue from retail sales is recognized when control of the goods is transferred to the customer. This occurs when the customer can direct the use of, and obtain substantially all benefits from, the Company’s products, generally at the time of shipment or customer pickup. Revenue is recorded at the net sales price, which includes estimates of variable consideration such as product returns, rebates, discounts, and other adjustments. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues.

Customer Deposits

Customer deposits include amounts collected from customers upon placing an order or scheduling services. These deposits are recognized as revenue when the Company fulfills its performance obligations. As of December 31, 2023 and 2022, customer deposits amounted to $3,425 and $8,600, respectively.

Accounts Receivable

Accounts receivable consist of trade receivables arising from credit sales to customers in the normal course of business. These receivables are recorded at the time of sale, net of an allowance for current expected credit losses. In accordance with ASC Topic 326, “Financial Instruments – Credit Losses,” the Company estimates expected credit losses based on historical bad debt experience, the aging of accounts receivable, the current creditworthiness of our customers, prevailing economic conditions, and reasonable and supportable forward-looking information. Accounts receivable balances are written off when they are determined to be uncollectible. As of December 31, 2023 and 2022, the allowance for current expected credit losses amounted to $0 and $45,689, respectively.

Inventory

Inventory consists of finished products acquired for resale and is stated at the lower of cost or net realizable value. The cost of inventory is determined using the first-in, first-out (“FIFO”) method. The Company conducts regular evaluations of the inventory value and performs write-downs based on its estimates of market conditions. The Company fully reserves for inventories deemed obsolete. As of December 31, 2023 and 2022, the Company estimated an obsolescence reserve of $62,000 and $3,700, respectively.

F-8

KINDLY MD, INC.

NOTES TO FINANCIAL STATEMENTS

Property and Equipment

Property and equipment is stated at historical cost less accumulated depreciation. Leasehold improvements are amortized over the lesser of the base term of the lease or estimated life of the leasehold improvements. Depreciation is calculated using the straight-line method over the estimated useful lives. The expected useful lives for property and equipment are as follows:

Useful Life (Years)
Leasehold improvements	2-5
Furniture	3
Computer software and equipment	3
Medical equipment	5-7

Impairment of Long-Lived Assets

The Company reviews the carrying value of long-lived assets such property and equipment and right-of-use (“ROU”) assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets might not be recoverable. These events and circumstances may include significant decreases in the market price of an asset or asset group, significant changes in the extent or manner in which an asset or asset group is being used by the Company or in its physical condition, a significant change in legal factors or in the business climate, a history or forecast of future operating or cash flow losses, significant disposal activity, a significant decline in the Company’s share price, a significant decline in revenue or adverse changes in the economic environment. If such facts indicate a potential impairment, the Company would assess the recoverability of an asset group by determining if the carrying value of the asset group exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the assets over the remaining economic life of the primary asset in the asset group. If the recoverability test indicates that the carrying value of the asset group is not recoverable, the Company will estimate the fair value of the asset group using appropriate valuation methodologies, which would typically include an estimate of discounted cash flows. Any impairment would be measured as the difference between the asset group’s carrying amount and its estimated fair value. As of December 31, 2023 and 2022, there were no impairments of long-lived assets.

Operating Leases

The Company accounts for leases in accordance with ASC Topic 842, “Leases.” The Company determines whether a contract is a lease at contract inception or for a modified contract at the modification date. At inception or modification, the Company recognizes ROU assets and related lease liabilities on the balance sheet for all leases greater than one year in duration. Lease liabilities and their corresponding ROU assets are initially measured at the present value of the unpaid lease payments as of the lease commencement date. If the lease contains a renewal and/or termination option, the exercise of the option is included in the term of the lease if the Company is reasonably certain that a renewal or termination option will be exercised. As the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate (“IBR”) based on the information available at the commencement date of the respective lease to determine the present value of future payments. The IBR is determined by estimating what it would cost the Company to borrow a collateralized amount equal to the total lease payments over the lease term based on the contractual terms of the lease and the location of the leased asset.

Operating lease payments are recognized as an expense on a straight-line basis over the lease term in equal amounts of rent expense attributed to each period during the term of the lease, regardless of when actual payments are made. This generally results in rent expense in excess of cash payments during the early years of a lease and rent expense less than cash payments in later years. The difference between rent expense recognized and actual rental payments is typically represented as the spread between the ROU asset and lease liability.

When calculating the present value of minimum lease payments, we account for leases as one single lease component if a lease has both lease and non-lease fixed cost components. Variable lease and non-lease cost components are expensed as incurred.

We do not recognize ROU assets and lease liabilities for short-term leases that have an initial lease term of 12 months or less. We recognize the lease payments associated with short-term leases as an expense on a straight-line basis over the lease term.

F-9

KINDLY MD, INC.

NOTES TO FINANCIAL STATEMENTS

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined in the following three categories:

Level 1: Unadjusted quoted prices that are available in active markets for identical assets or liabilities at the measurement date.

Level 2: Significant other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly.

Level 3: Significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment.

Cash, receivables, inventory, prepaid expenses, accounts payable, accrued expenses, and customer deposits approximate fair value, due to their short-term nature. The carrying value of notes payable also approximates fair value since these instruments bear market rates of interest.

Assets and liabilities that are measured at fair value on a nonrecurring basis relate primarily to long-lived assets, which are remeasured when the derived fair value is below carrying value in the balance sheets.

Included in the following table are the Company’s major categories of assets and liabilities measured at fair value on a recurring basis as of December 31, 2023.

	Fair Value Measurements at December 31, 2023
Description	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$-	$-	$238,000	$238,000

Income Taxes

Deferred income tax assets and liabilities are recorded with respect to temporary differences in the accounting treatment of items for financial reporting purposes and for income tax purposes. Where, based on the weight of available evidence, it is more likely than not that some amount of recorded deferred tax assets will not be realized, a valuation allowance is established for the amount that, in management’s judgment, is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized. A tax position must meet a minimum probability threshold before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

As of December 31, 2023 and 2022, the Company concluded that a full valuation allowance was necessary for all of its net deferred tax assets. The Company had no amounts recorded for uncertain tax positions, interest or penalties in the accompanying financial statements. The Company regularly assesses its tax positions and adjusts amounts recorded as necessary to ensure compliance with applicable tax laws and regulations.

Stock-Based Compensation

We recognize the fair value compensation cost relating to stock-based payment transactions in accordance with ASC Topic 718, “Share-Based Payments.” Under the provisions of ASC 718, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized on a straight-line basis over the employee’s requisite service period, which is generally the vesting period. The fair value of our stock options is estimated using a Black-Scholes option valuation model. Restricted stock awards are valued based on the closing stock price on the date of grant (intrinsic value method). The Company has elected to recognize forfeitures as they occur.

Embedded Derivative Liabilities

The Company evaluates the embedded features in accordance with ASC Topic 480, “Distinguishing Liabilities from Equity,” and ASC Topic 815, “Derivatives and Hedging Activities.” Certain conversion options and redemption features are required to be bifurcated from their host instrument and accounted for as free-standing derivative financial instruments should certain criteria be met. The Company applies significant judgment to identify and evaluate complex terms and conditions of all of its financial instruments, including notes payable, to determine whether such instruments are derivatives or contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract and the features of the derivatives. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period.

F-10

KINDLY MD, INC.

NOTES TO FINANCIAL STATEMENTS

Loss Per Share

Basic loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share is calculated by adjusting the weighted average number of shares of common stock outstanding for the dilutive effect, if any, of common stock equivalents. Common stock equivalents whose effect would be antidilutive are not included in diluted loss per share. The Company uses the treasury stock method to determine the dilutive effect, which assumes that all common stock equivalents have been exercised at the beginning of the period and that the funds obtained from those exercises were used to repurchase shares of common stock of the Company at the average closing market price during the period. For the year ended December 31, 2023, there were 3,000 potential common share equivalents from stock options excluded from the diluted earnings per share calculations as their effect is anti-dilutive.

Liquidity and Going Concern Assessment

Management assesses liquidity and going concern uncertainty in the Company’s financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the financial statements are issued or available to be issued, which is referred to as the “look-forward period”, as defined in GAAP. As part of this assessment, based on conditions that are known and reasonably knowable to management, management will consider various scenarios, forecasts, projections, estimates and will make certain key assumptions, including the timing and nature of projected cash expenditures or programs, its ability to delay or curtail expenditures or programs and its ability to raise additional capital, if necessary, among other factors. Based on this assessment, as necessary or applicable, management makes certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved and management has the proper authority to execute them within the look-forward period.

As of December 31, 2023, we had cash and cash equivalents of $525,500 and total working capital deficit of $197,520. For the year ended December 31, 2023, the Company incurred an operating loss of $1,620,220, and used cash flows in operating activities of $449,489.

An assessment was performed to determine whether there were conditions or events that, considered in the aggregate, raised substantial doubt about the Company’s ability to continue as a going concern within one year after the filing date of this report, when the accompanying financial statements are being issued. Initially, this assessment did not consider the potential mitigating effect of management’s plans that had not been fully implemented. Based on this assessment, substantial doubt exists regarding our ability to continue as a going concern.

Management plans to address these concerns by securing additional financing through an initial public offering (“IPO”) and, if necessary, debt financing. Management assessed the mitigating effect of its plans to determine if it is probable that the plans would be effectively implemented within one year after the filing date of this report, when the accompanying financial statements are being issued and when implemented, would mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has implemented or intends to implement plans which encompass short-term cash preservation initiatives and completing an IPO to provide the Company with adequate liquidity to meet its obligations for at least the 12-month period following the date its financial statements are issued, in addition to creating sustained cash flow generation thereafter.

Management has prepared estimates of operations and believes that sufficient funds will be generated from operations to fund its operations, and to service its debt obligations for one year from the date of the filing of these financial statements. The accompanying financial statements have been prepared on a going concern basis under which the Company is expected to be able to realize its assets and satisfy its liabilities in the normal course of business. Management believes that based on relevant conditions and events that are known and reasonably knowable that its forecasts, for one year from the date of the filing of these financial statements, indicate improved operations and the Company’s ability to continue operations as a going concern.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”) issued by the FASB. The Company has evaluated all recent accounting pronouncements and determined that the adoption of pronouncements applicable to the Company has not had or is not expected to have a material impact on the Company’s financial statements.

Restatement of Previously Issued Financial Statements

The Company restated its previously issued financial statements for the years ended December 31, 2023 and 2022, to reflect the following adjustments:

Error in Accounting for Operating Leases

The Company identified an error in accounting for its operating leases that impacted previously issued 2023 and 2022 financial statements. This error related to an incorrect estimated incremental borrowing rate used to present value future lease payments at the commencement date of each lease by the Company.

Omission of Certain Note Payable Issuances in the Notes Payable

The Company previously omitted the disclosure in Note 8 for the issuance of two promissory notes during the year ended December 31, 2023. This error is disclosure only and does not have a quantitative impact on any historical period financial statements.

F-11

The effects of the restatement on the annual financial statements for the years ended December 31, 2023 and 2022, are set forth as follows:

KINDLY MD, INC.

BALANCE SHEETS

	December 31, 2023
	As Previously Reported	Adjustments	As Restated
ASSETS

Current Assets
Cash and cash equivalents	$525,500	-	525,500
Accounts receivable, net	28,001	-	28,001
Inventory, net	63,202	-	63,202
Prepaid expenses and other current assets	225	-	225
Total Current Assets	616,928	-	616,928

Property and equipment, net	235,292	-	235,292
Operating lease right-of-use assets	268,399	(32,693)	235,706
Security deposits	11,276	-	11,276
TOTAL ASSETS	$1,131,895	$(32,693)	$1,099,202

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$329,810	$-	$329,810
Customer deposits	3,425	-	3,425
Current portion of operating lease liabilities	112,082	(17,386)	94,696
Current portion of notes payable, net	148,517	-	148,517
Derivative liability	238,000	-	238,000
Total Current Liabilities	831,834	(17,386)	814,448

Operating lease liabilities, net of current portion	179,602	(15,307)	164,295
Notes payable, net of current portion	228,871	-	228,871
TOTAL LIABILITIES	1,240,307	(32,693)	1,207,614

Stockholders’ Deficit
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; none issued and outstanding as of December 31, 2023 and 2022	-	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 4,617,798 and 4,434,596 shares issued and outstanding as of December 31, 2023 and 2022, respectively	4,618	-	4,618
Additional paid-in capital	4,045,024	-	4,045,024
Accumulated deficit	(4,158,054)	-	(4,158,054)
TOTAL STOCKHOLDERS’ DEFICIT	(108,412)	-	(108,412)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,131,895	$(32,693)	$1,099,202

F-12

	December 31, 2022
	As Previously Reported	Adjustments	As Restated
ASSETS

Current Assets
Cash and cash equivalents	$186,918	-	186,918
Accounts receivable, net	12,123	-	12,123
Inventory, net	49,568	-	49,568
Prepaid expenses and other current assets	60,958	-	60,958
Total Current Assets	309,567	-	309,567

Property and equipment, net	326,509	-	326,509
Operating lease right-of-use assets	350,688	(54,271)	296,417
Security deposits	14,505	-	14,505
TOTAL ASSETS	$1,001,269	$(54,271)	$946,998

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$166,258	$-	$166,258
Customer deposits	8,600	-	8,600
Current portion of operating lease liabilities	82,670	(22,174)	60,496
Related party note payable	92,545	-	92,545
Total Current Liabilities	350,073	(22,174)	327,899

Operating lease liabilities, net of current portion	270,182	(32,097)	238,085
TOTAL LIABILITIES	620,255	(54,271)	565,984

Stockholders’ Equity
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; none issued and outstanding as of December 31, 2023 and 2022	-	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 4,617,798 and 4,434,596 shares issued and outstanding as of December 31, 2023 and 2022, respectively	4,434	-	4,434
Additional paid-in capital	2,917,173	-	2,917,173
Accumulated deficit	(2,540,593)	-	(2,540,593)
TOTAL STOCKHOLDERS’ EQUITY	381,014	-	381,014

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,001,269	$(54,271)	$946,998

F-13

KINDLY MD, INC.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2023
	As Previously Reported	Adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,617,461)	$-	$(1,617,461)
Adjustments to reconcile loss to net cash used in operating activities:
Stock-based compensation	828,035	-	828,035
Depreciation expense	105,637	-	105,637
Amortization of debt discounts	20,352	-	20,352
Amortization of right-of-use assets	120,939	(23,353)	97,586
Changes in operating assets and liabilities:
Accounts receivable	(15,878)	-	(15,878)
Inventory	(13,634)	-	(13,634)
Prepaid expenses and other current assets	60,733	-	60,733
Security deposits	3,229	-	3,229
Accounts payable and accrued expenses	163,552	-	163,552
Customer deposits	(5,175)	-	(5,175)
Operating lease liabilities	(99,818)	23,353	(76,465)
Net cash used in operating activities	(449,489)	-	(449,489)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(14,420)	-	(14,420)
Net cash used in investing activities	(14,420)	-	(14,420)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of related party note payable	250,373	-	250,373
Net proceeds from issuance of notes payable	614,300	-	614,300
Repayments of related party note payable	(59,545)	-	(59,545)
Repayments of notes payable	(2,637)	-	(2,637)
Net cash provided by financing activities	802,491	-	802,491

NET CHANGE IN CASH AND CASH EQUIVALENTS	338,582	-	338,582

CASH AND CASH EQUIVALENTS
Beginning of the period	186,918	-	186,918
End of the period	$525,500	$-	$525,500

F-14

	For the Year Ended December 31, 2022
	As Previously Reported	Adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,540,593)	$-	$(2,540,593)
Adjustments to reconcile loss to net cash used in operating activities:
Net income prior to effect of reorganization	28,629	-	28,629
Stock-based compensation	2,216,344	-	2,216,344
Depreciation expense	53,445	-	53,445
Amortization of right-of-use assets	52,737	15,823	68,560
Changes in operating assets and liabilities:
Accounts receivable	(7,123)	-	(7,123)
Inventory	10,202)	-	10,202)
Prepaid expenses and other current assets	(17,185)	-	(17,185)
Security deposits	(7,875)	-	(7,875)
Accounts payable and accrued expenses	131,068	-	131,068
Customer deposits	(8,650)	-	(8,650)
Operating lease liabilities	(67,205)	(15,823)	(67,205)
Net cash used in operating activities	(140,383)	-	(140,383)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(317,388)	-	(317,388)
Net cash used in investing activities	(317,388)	-	(317,388)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of related party note payable	150,000	-	150,000
Proceeds from issuance of common stock	400,000	-	400,000
Net cash provided by financing activities	550,000	-	550,000

NET CHANGE IN CASH AND CASH EQUIVALENTS	92,229	-	92,229

CASH AND CASH EQUIVALENTS
Beginning of the period	94,689	-	94,689
End of the period	$186,918	$-	$186,918

F-15

KINDLY MD, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 3—DISAGGREGATION OF REVENUES

Our revenue is disaggregated based on revenue type, including (i) patient care services related to medical evaluation and treatment and (ii) product retail sales.

The Company’s revenues for the years ended December 31, 2023 and 2022 are disaggregated as follows:

	For the Years Ended December 31,
	2023	2022
Patient care services	$3,505,283	$3,594,355
Product retail sales	263,315	192,722
Total revenues	$3,768,598	$3,787,077

NOTE 4—INVENTORY

Inventory consisted of the following at December 31, 2023 and 2022:

	December 31,
	2023	2022
Finished goods	$68,399	$47,082
Raw materials	56,803	6,186
Total inventories	125,202	53,268
Less reserve for obsolescence	(62,000)	(3,700)
Total inventories, net	$63,202	$49,568

NOTE 5—PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2023 and 2022:

	December 31,
	2023	2022
Leasehold improvements	$132,027	$132,027
Furniture	89,579	87,234
Computer software and equipment	167,284	156,781
Other equipment	10,413	8,841
Total property and equipment	399,303	384,883
Less accumulated depreciation	(164,011)	(58,374)
Total property and equipment, net	$235,292	$326,509

Depreciation expense for the years ended December 31, 2023 and 2022 was $105,637 and $53,445, respectively.

NOTE 6—OPERATING LEASES

During 2021, the Company commenced a lease agreement for a medical clinic office located in Provo, Utah. The lease commenced on March 1, 2021, and is for a term of 58 months. The monthly base rent is $400 with scheduled increases. The lease agreement contains customary events of default, representations, warranties, and covenants. The lease increased the operating lease right-of-use asset and corresponding operating lease liability by $23,871.

During 2021, the Company commenced a lease agreement for a medical clinic office located in Bountiful, Utah. The lease commenced on June 1, 2021, and is for a term of 48 months. The monthly base rent is $1,152 with scheduled increases. The lease agreement contains customary events of default, representations, warranties, and covenants. The lease increased the operating lease right-of-use asset and corresponding operating lease liability by $50,180.

During 2021, the Company commenced a lease agreement for a medical clinic office located in Cedar City, Utah. The lease commenced on August 9, 2021, and is for a term of 24 months. The monthly base rent is $1,200 with scheduled increases. The lease agreement contains customary events of default, representations, warranties, and covenants. The lease increased the operating lease right-of-use asset and corresponding operating lease liability by $27,439.

F-16

KINDLY MD, INC.

NOTES TO FINANCIAL STATEMENTS

During 2022, the Company commenced a lease agreement for medical clinic and corporate office located in Murray, Utah. The lease commenced on October 1, 2022, and is for a term of 52 months. The monthly base rent is $6,873 with scheduled increases. The lease agreement contains customary events of default, representations, warranties, and covenants. The lease increased the operating lease right-of-use asset and corresponding operating lease liability by $241,241.

During 2023, the Company entered into a lease amendment to renew its medical clinic office located in Millcreek, Utah. The lease renewal commenced on July 1, 2023, and is for a term of 12 months. The monthly base rent is $2,350. The lease agreement contains customary events of default, representations, warranties, and covenants. The remeasurement of the ROU asset and liability associated with this operating lease was $26,036.

During 2023, the Company entered into a lease amendment to renew its medical clinic office located in Ogden, Utah. The lease renewal commenced on September 1, 2023, and is for a term of 12 months. The monthly base rent is $978. The lease agreement contains customary events of default, representations, warranties, and covenants. The remeasurement of the ROU asset and liability associated with this operating lease was $10,839.

The following was included in our balance sheets at December 31, 2023 and 2022:

	December 31,
	2023	2022
Operating lease right-of-use assets	$235,706	$296,417

Operating lease liabilities, current portion	94,696	60,496
Operating lease liabilities, long-term	164,295	238,085
Total operating lease liabilities	$258,991	$298,581

Weighted-average remaining lease term (years)	3.50	3.62
Weighted average discount rate	15.0%	15.0%

The components of net lease expense consisted of the following for the years ended December 31, 2023 and 2022:

	December 31,
	2023	2022
Operating lease expense	$157,043	$102,150
Variable lease expense	24,419	-
Total lease expense	181,462	102,150
Sublease (income)	(3,148)	(37,465)
Total net lease expense	$178,314	$64,685

Maturities of operating lease liabilities at December 31, 2023 were as follows:

Year Ending December 31,	Amount
2023	$126,507
2024	96,655
2025	87,381
2026	7,294
Total	317,837
Less: imputed interest	(58,846)
Total operating lease liabilities	$258,991

F-17

KINDLY MD, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 7—RELATED PARTY NOTE PAYABLE

As of December 31, 2021, the Company had an outstanding note receivable of $66,212 from Wade Rivers, LLC, a company owned 50% by our Chief Executive Officer. In June 2022, the Company received $151,100 from Wade Rivers, LLC. This payment settled the note receivable balance in full, and established a note payable to Wade Rivers, LLC.

On April 15, 2023, the Company entered into a long-term unsecured note payable with Wade Rivers, LLC, for $332,545. This transaction extinguished the existing note payable with a balance of $82,545 and provided the Company with an additional $250,000 in operating capital. The note carried an interest rate of 14.9% per annum, with a maturity date of December 22, 2024. On September 7, 2023, the note was amended to include an additional $17,000; no other terms were modified. On December 31, 2023, the note was fully forgiven by Wade Rivers, LLC, resulting in an increase of $300,000 to additional paid-in capital.

NOTE 8—NOTES PAYABLE

10% OID Promissory Notes

On December 22, 2023, the Company entered into a securities purchase agreement in a private placement transaction with certain accredited investors, pursuant to which the Company issued and sold to the investors 10% original issue discount (“OID”) promissory notes in the aggregate principal amount of $350,000 for total cash proceeds of $295,000. The notes bear interest at a rate of 10% per annum and mature on December 22, 2024. Should the Company undertake an IPO before the maturity date, note holders will receive (i) equity shares equal to the principal amount at the IPO share price, and (ii) repayment of the principal and accrued interest in cash. The notes contain customary covenants and events of default for a loan of this type. As of December 31, 2023, the outstanding principal balance of the promissory notes was $60,179, net of debt discounts of $289,821, and an accrued interest balance of $875.

The Company evaluated whether the promissory notes contain embedded features that qualify as derivatives pursuant to ASC 815. The Company determined that the notes embedded features, specifically should the Company undertake an IPO before the maturity date, note holders will receive (i) equity shares equal to the principal amount at the IPO share price, and (ii) repayment of the principal and accrued interest in cash. These embedded features constitute deemed redemption features as a result of the substantial premium received by the note holders. The Company concluded that these redemption features require bifurcation from the notes and subsequent accounting in the same manner as a freestanding derivative.

The fair value of the embedded redemption derivative liability within the promissory notes was calculated using a Probability Weighted Expected Return valuation methodology, considering the likelihood of occurrence. The model used a discount rate of 15% and assumptions of an 80% probability related to likelihood of the Company undergoing an IPO. Subsequent changes in the fair value of the redemption features are measured at each reporting period and recognized in the statement of operations. The OID and issuance costs for the promissory notes, along with the fair value of the embedded redemption derivative liability, were collectively recorded as a debt discount. This discount will be amortized to interest expense over the respective term of the convertible notes using the effective interest method.

Derivative Liabilities

The following table provides a roll-forward of the derivative liability for the year ended December 31, 2023:

Amount
Balance at December 31, 2022	$-
Initial fair value of derivative liabilities upon issuance	238,000
Gain on change in fair value of derivative liabilities	-
Balance at December 31, 2023	$238,000

Other Loans Payable

On December 25, 2023, the Company entered into a loan agreement with a third-party in the amount of $79,975 for total cash proceeds of $70,000. The loan matures on June 25, 2025. The Company recorded a debt discount of $9,975, which will be amortized under the effective interest method at an effective interest rate of 11.8%. As of December 31, 2023, the outstanding principal balance of the loan payable was $69,477, net of debt discounts of $9,839.

On December 26, 2023, the Company entered into a loan agreement with a third-party in the amount of $285,573 for total cash proceeds of $249,300. The loan matures on June 26, 2025. The Company recorded a debt discount of $36,273, which will be amortized under the effective interest method at an effective interest rate of 12.0%. As of December 31, 2023, the outstanding principal balance of the loan payable was $247,732, net of debt discounts of $35,863.

Estimated maturities of principal payments for notes payable at December 31, 2023 were as follows:

Year Ending December 31,	Amount
2023	$471,848
2024	241,063
Total payments	712,911

F-18

KINDLY MD, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 9—STOCKHOLDERS’ EQUITY (DEFICIT)

Upon its conversion from a limited liability company to a corporate structure in March 2022, the Company was initially authorized 42,000,000 shares. This was amended July 5, 2022, to authorize a total of 110,000,000 shares, consisting of 10,000,000 shares of preferred stock having a par value of $0.001 per share and 100,000,000 shares of common stock having a par value $0.001 per share.

Preferred Stock

As of December 31, 2023 and 2022, the Company was authorized to issue 10,000,000 preferred shares. As of December 31, 2023 and 2022, the Company had no preferred shares issued and outstanding.

Common Stock

As of December 31, 2023 and 2022, the Company was authorized to issue 100,000,000 common shares. As of December 31, 2023 and 2022, the Company had 4,617,798 and 4,434,596 common shares issued and outstanding, respectively.

During the year ended December 31, 2023, the Company issued 89,143 shares of common stock for compensation to employees valued at $407,635.

During the year ended December 31, 2023, the Company issued 94,059 shares of common stock for services valued at $413,350.

On August 17, 2022, the Company issued 3,868,287 shares of common stock to Wade Rivers, LLC as an effect of reorganization and 352,553 shares of common stock to the founders of the Company valued at $1,628,795.

On September 30, 2022, the Company entered into a securities purchase agreement to issue 86,581 shares of common stock at a price of $4.62 per share, resulting in cash proceeds of $400,004.

During the year ended December 31, 2022, the Company issued 88,119 shares of common stock for compensation to employees valued at $407,110.

During the year ended December 31, 2022, the Company issued 39,056 shares of common stock for services valued at $180,439.

Stock Options

On September 15, 2023, the Company granted an option to purchase 3,000 shares of common stock pursuant to an employment agreement. The stock options have an exercise price of $7.00 per share and vest immediately. The Company has calculated the estimated fair market value of these options at $7,050 using the Black-Scholes pricing model.

Below is a table summarizing the changes in stock options outstanding during the year ended December 31, 2023:

	Stock Options	Weighted-Average Exercise Price
Outstanding at December 31, 2022	-	$-
Granted	3,000	7.00
Forfeited	-	-
Outstanding at December 31, 2023	3,000	$7.00
Exercisable at December 31, 2023	3,000	$7.00

Stock-based compensation expense of $7,050 was recorded during the year ended December 31, 2023.

As of December 31, 2023, the outstanding stock options have a weighted average remaining contractual life of 3.21 years and a total intrinsic value of $0.

F-19

KINDLY MD, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 10—INCOME TAXES

As of December 31, 2023 and 2022, the Company had net operating loss carry forwards of $1,572,261 and $966,438, respectively, that may be available to reduce future years’ taxable income in varying amounts through 2042.

Deferred income tax assets and liabilities at December 31, 2023 and 2022, consisted of the following temporary differences and carry-forward items:

	December 31, 2023	December 31, 2022
Deferred tax assets
Deductible temporary differences, net	$62,000	$3,700
Loss carryforwards	1,572,261	966,438
Expected tax rate	26%	26%
Total deferred tax assets	419,188	250,781

Deferred tax liabilities
Deductible temporary differences, net	232,958	326,510
Expected tax rate	26%	26%
Total deferred tax liabilities	59,754	84,403

Deferred tax valuation allowance	(359,434)	(166,378)
Net deferred tax asset	$-	$-

The components for the income tax expense:

	December 31, 2023	December 31, 2022
Taxable income
Financial statement pretax loss	$(1,617,461)	$(2,670,410)
Non-deductible expenses	713,812	1,953,920
Total taxable income	(903,649)	(716,490)

Decrease (increase) in taxable temporary differences	93,552	(250,648)
Increase in deductible temporary differences	58,300	700
Federal taxable loss	$(751,797)	$(966,438)

Current tax expense	$-	$-

NOTE 11—SUBSEQUENT EVENTS

On January 24, 2024, the Company issued a promissory note to an accredited investor with a face value of $55,556. The note has a maturity date the earlier of one year from the date of issuance or the date of the Company’s IPO. These notes were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering.

On January 5, 2024 the Company issued Incentive Stock Options to various employees of the Company, resulting in the award of 5,805 Incentive Stock Options with and exercise price of $5.50, an effective grant date of January 2, 2024 and a vesting date of July 1, 2024. The Company has no stock awards currently outstanding; all outstanding awards have been fully expensed and there are no outstanding award expenses for 2024.

F-20

Kindly MD, Inc.

1,712,057

Shares of Common Stock

PROSPECTUS

May 13, 2024